                                                                     EXHIBIT 2.1


______________________________________________________________________________


                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                           TARGET THERAPEUTICS, INC.

                          TTI ACQUISITION CORPORATION

                                      AND

                    INTERVENTIONAL THERAPEUTICS CORPORATION



                           DATED AS OF APRIL 29, 1996



______________________________________________________________________________

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                                                                                          Page
                                                                                                          ----
ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.1 Actions to be Taken  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2 Common Stock of Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.3 Conversion or Cancellation of ITC Capital Stock  . . . . . . . . . . . . . . . . .   2
         Section 1.4 No Fractional Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 1.5 ITC Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 1.6 Issuance and Delivery of Merger Securities . . . . . . . . . . . . . . . . . . . .   4
         Section 1.7 Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 1.8 Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 1.9 Filing of Merger Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF ITC AND INDIVIDUALS  . . . . . . . . . . . . . . . . . .   6

         Section 2.1 Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.2 Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.3 No Other Agreements to Sell Assets, Merge, Etc.  . . . . . . . . . . . . . . . . .   8
         Section 2.4 Authorization; Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.5 Governmental Approvals and Filings . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.6 No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.7 Financial Statements; Absence of Undisclosed Liabilities . . . . . . . . . . . . .   9
         Section 2.8 Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 2.9 Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 2.10 Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 2.11 ERISA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 2.12 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 2.13 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 2.14 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 2.15 Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 2.16 Interests of Officers and Directors . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 2.17 Restrictions on Business Activities . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 2.18 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment  .   22
         Section 2.19 Regulatory Matters; Governmental Licenses; Compliance with Laws . . . . . . . . .   22
         Section 2.20 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 2.21 Questionable Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 2.22 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 2.23 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 2.24 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 2.25 Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

         Section 2.26 Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF TARGET AND SUB  . . . . . . . . . . . . . . . . . . . .   25

         Section 3.1 Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 3.2 Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.3 Authorization, Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.4 Governmental Approvals and Filings . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.5 No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.6 Reports; Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.7 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.8 No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.9 Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE IV - COVENANTS OF ITC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

         Section 4.1 Regular Course of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 4.2 Restricted Activities and Transactions . . . . . . . . . . . . . . . . . . . . . .   28
         Section 4.3 Dividends and Distributions; Repurchases . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.4 No Default or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.5 Taxes; Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.6 Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.7 Negotiation With Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.8 Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 4.9 Consents, Approvals and Filings  . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 4.10 Access to Records and Properties  . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 4.11 Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 4.12 Non-Competition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 4.13 Shareholder Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 4.14 Protection and Declaration of Inventions  . . . . . . . . . . . . . . . . . . . .   33
         Section 4.15 Inventory Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE V - COVENANTS OF TARGET AND SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

         Section 5.1 Listing Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.2 Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.3 Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.4 Form S-8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 5.5 Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 5.6 Maintenance of ITC Indemnification Obligations . . . . . . . . . . . . . . . . . .   34
         Section 5.7 Mitigation and Involvement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE VI - MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

         Section 6.1 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 6.2 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.3 Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Section 6.4 Agreements to Cooperate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Section 6.5 State Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Section 6.6 Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

         Section 6.7 Transfer of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE VII - PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

         Section 7.1 Preparation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 7.2 Representations, Warranties and Covenants of ITC . . . . . . . . . . . . . . . . .   39
         Section 7.3 Representations, Warranties and Covenants of Target  . . . . . . . . . . . . . . .   39
         Section 7.4 Mailing to Shareholders; Recommendation of ITC Board; ITC Special Meeting  . . . .   39

ARTICLE VIII - CONDITIONS TO THE OBLIGATIONS OF TARGET AND SUB  . . . . . . . . . . . . . . . . . . . . . 40

         Section 8.1 Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.2 Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.3 No Governmental or Other Proceeding or Litigation  . . . . . . . . . . . . . . . .   40
         Section 8.4 Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.5 Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.6 Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.7 Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.8 No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.9 Resignation of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.10 FIRPTA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.11 ITC Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.12 Inventory Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.13 Non-Competition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.14 Shareholder Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.15 ITC Employee Declarations . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.16 Exchange and Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.17 Termination of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 8.18 ITC Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE IX - CONDITIONS TO ITC'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

         Section 9.1 Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.2 Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.3 No Governmental or Other Proceeding or Litigation  . . . . . . . . . . . . . . . .   42
         Section 9.4 Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.5 Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 9.6 Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 9.7 Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 9.8 Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 9.9 No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE X - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE XI - INDEMNITY AND ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

         Section 11.1 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 11.2 Escrow of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 11.3 Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 11.4 Term of Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

                  (a) Escrow Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                  (b) Extension of Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                  (c) Protection of Escrow Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                  (d) Distributions; Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Section 11.5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 11.6 ITC Shareholders' Representatives . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 11.7 Mechanics of Making Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 11.8 Escrow Agent's Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 11.9 ITC Shareholder Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE XII - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

         Section 12.1 Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 12.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE XIII - MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

         Section 13.1 Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 13.2 Waiver of Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 13.3 No Survival of Representations and Warranties . . . . . . . . . . . . . . . . . .   50
         Section 13.4 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 13.5 Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.6 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.7 Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.8 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.9 Headings and References . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.10 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.11 Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.12 Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.13 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Section 13.14 Absence of Third Party Beneficiary Rights  . . . . . . . . . . . . . . . . . . .   53
         Section 13.15 Mutual Drafting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53

EXHIBITS
Exhibit A            Agreement of Merger

Exhibit B            Non-Competition Agreement

Exhibit C            Shareholder Agreement

Exhibit D            Protection and Declaration of Inventions

Exhibit E            Declaration of Registration Rights

Exhibit F            Opinion of ITC Legal Counsel

Exhibit G            Exchange and Escrow Agreement

Exhibit H            Opinion of Target Legal Counsel

Exhibit I-1 & I-2    Employment Agreements

                      AGREEMENT AND PLAN OF REORGANIZATION



         This Agreement and Plan of Reorganization (this "AGREEMENT") is entered into as of April 29, 1996, among Target Therapeutics, Inc., a Delaware corporation ("TARGET"), TTI Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Target ("SUB"), and Interventional Therapeutics Corporation, a California corporation ("ITC").

                                    RECITALS

         A. The Boards of Directors of Target, Sub and ITC have deemed it advisable that Target and ITC combine their operations by a merger of Sub into ITC, under the terms and conditions hereinafter set forth (the "MERGER").

         B. The Boards of Directors of Target, Sub and ITC, have approved and adopted this Agreement and the Merger Agreement (as defined below) and intend that the Merger qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

         In consideration of the mutual representations, warranties, covenants and agreements herein contained and subject to the conditions and other terms herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 Actions to be Taken. Upon performance (or waiver) of all covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time (as defined below) and pursuant to the General Corporation Law of the State of California (the "CGCL") the following will occur:

                 (a) Sub will be merged with and into ITC in accordance with Section 368(a) of the Code. ITC will be the surviving corporation (the "SURVIVING CORPORATION"), and the separate existence and corporate organization of Sub will cease, and thereupon ITC and Sub will be a single corporation;

                 (b) ITC, as the Surviving Corporation, will succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Sub in accordance with the CGCL;

                 (c) the Articles of Incorporation and Bylaws of Sub will be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended as provided by law;

                 (d) The officers and directors of Sub will be the initial officers and directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         As soon as practicable after each condition to the obligations of Target and Sub and ITC hereunder has been satisfied or waived, an Agreement of Merger, in the form attached hereto as Exhibit A and properly completed and executed in accordance with the CGCL (the "MERGER AGREEMENT") will be filed with the Secretary of State of the State of California, together with the required officers' certificates. The Merger will become effective at the time and on the date the Merger Agreement is so filed. The date and time when the Merger becomes effective is referred to herein as the "EFFECTIVE TIME."

         Section 1.2 Common Stock of Surviving Corporation. Following the Effective Time, all issued and outstanding shares of Common Stock of Sub will continue to be fully paid and nonassessable shares of Common Stock of the Surviving Corporation. Each certificate of Sub evidencing ownership of any such shares will continue to evidence ownership of the same number of shares of Common Stock of the Surviving Corporation.

         Section 1.3      Conversion or Cancellation of ITC Capital Stock.

                 (a) The maximum number of shares of Common Stock of Target, $0.0025 par value per share ("TARGET COMMON STOCK") to be issued by Target (including Target Common Stock to be issued upon the exercise of ITC Options, as defined in Section 2.2 below, assumed by Target) in connection with the Merger (rounded to the nearest whole share, the "TARGET MERGER SHARES") shall be determined by dividing (i) the Aggregate Dollar Amount (as defined below) by (ii) the average closing price of the Target Common Stock on the Nasdaq National Market over the ten consecutive trading days ending the second trading day prior to the date of the Closing (the "AVERAGE CLOSING PRICE"); provided, however, that if the Average Closing Price shall be less than $48.319 per share, then the Average Closing Price for purposes of this Agreement shall be deemed to be $48.319 per share, and if the Average Closing Price shall be more than $59.056 per share, then the Average Closing Price for purposes of this Agreement shall be deemed to be $59.056 per share. The "AGGREGATE DOLLAR AMOUNT" for purposes of this Agreement shall mean that amount equal to (i) $16,000,000 less (ii) the dollar amount of fees and expenses ITC's legal, accounting and financial advisors in connection with this transaction that exceeds an aggregate of $500,000, as evidenced by the sum of the Final Invoices delivered by such advisors at the Closing pursuant to Section 8.19 below.

                 (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of the capital stock of ITC ("ITC CAPITAL STOCK"), issued and outstanding immediately prior to the Effective Time (other than any shares cancelled or retired pursuant to Section 1.3(c) and other than Dissenting Shares (as defined below)) will cease to be outstanding and will be converted into the right to receive the number of shares of Target Common Stock, subject to the provisions of Article XI hereof, as is determined by a ratio (the "EXCHANGE RATIO"), the numerator of which is the number of Target Merger Shares and the denominator of which is equal to the sum of (i) the number of shares of ITC Common Stock outstanding (assuming conversion of all outstanding shares of ITC Preferred Stock) plus (ii) the number of shares of ITC Capital Stock subject to outstanding options to purchase such stock from ITC as of the Effective Time. The shares of Target Common Stock issuable pursuant to this Section 1.3(b) are hereinafter referred to as the "MERGER SECURITIES." The Exchange Ratio will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Target Common Stock or ITC Capital Stock), reorganization, recapitalization or other like change with respect to the capital stock of Target or ITC which occurs, or with respect to which the record date occurs, after the date hereof and prior to the Effective Time. Each share of Target Common Stock issued in connection with the Merger shall be issued with one associated preferred share purchase right (a "TARGET RIGHT") pursuant to the Preferred Shares Rights Agreement dated as of September 21, 1994, as amended, by and between Target and The First National Bank of Boston, as the exchange agent (the "TARGET STOCKHOLDER RIGHTS PLAN").

                 (c) Each share of ITC Capital Stock which, immediately prior to the Effective Time, was issued and held in the treasury of ITC or was issued and outstanding and held by ITC or any subsidiary of ITC will be cancelled or retired and no issuance of Merger Securities or other payment will be made with respect thereto.

                 (d) Notwithstanding anything in this Agreement to the contrary, shares of ITC Capital Stock which are dissenting shares (as defined in Section 1300(b) of the CGCL) or which remain eligible at the Effective Time to become dissenting shares (collectively, "DISSENTING SHARES") will not (except as provided below) be converted into or represent a right to receive any shares of Target Common Stock, but the holders thereof will be entitled only to such rights as are granted by the CGCL. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the CGCL will receive payment from the Surviving Corporation in accordance with the CGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to dissenter's rights as provided in the CGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for purchase thereof or lost his right to purchase and payment therefor under the CGCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the CGCL, such holder or holders (as the case may be) shall forfeit the right to demand repurchase with respect to such shares of ITC Capital Stock and such shares of ITC Capital Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent shares of Target Common Stock, without interest thereon, as provided in Section 1.3(b). ITC will give Target prompt notice of any written demands for purchase and any other instruments served pursuant to Chapter 13 of the CGCL and received by ITC and will cooperate with Target in any negotiations or proceedings with respect to demands for purchase under the CGCL. ITC will not, without the written consent of Target, voluntarily make any payment with respect to any demands for purchase or offer to settle or settle any such demands.

         Section 1.4 No Fractional Interests. Neither certificates nor scrip for fractional interests in the Merger Securities issued pursuant to Sections 1.3(b), 1.6(c) or 1.6(d) hereof will be issued, but in lieu thereof each holder of shares of ITC Capital Stock who would otherwise have been entitled to a fraction of a share of Target Common Stock will be paid an amount in cash equal to such fraction multiplied by the Average Closing Price of the Target Common Stock, as defined in Section 1.3(a) above.

         Section 1.5 ITC Stock Options. At the Effective Time, all ITC Options (as defined in Section 2.2 below) outstanding at the Effective Time will, by virtue of the Merger and without any further action on the part of ITC or the holder of any such option, be assumed by Target and each such option assumed by Target will be exercisable upon the same terms and conditions as under the existing agreements covering such option, except that (a) each such option will be exercisable for that whole number of shares of Target Common Stock (rounded down to the nearest whole share) into which the number of shares of ITC Capital Stock subject to such option immediately prior to the Effective Time would be converted under
Section 1.3(b), without giving effect to any holdback of shares contemplated by
Article XI, which holdback shall not apply to shares of Target Common Stock issued upon exercise of the ITC Options after the Effective Time, and (b) the exercise price per share of Target Common Stock will be an amount equal to the exercise price per share of ITC Capital Stock subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). From and after the Effective Time, all references to ITC in any agreements covering such options will be deemed to refer to Target. Upon or prior to any exercise of an assumed ITC Option by a holder thereof after the Effective Time, Target shall pay in cash to such holder an amount equal the product of (x) the deemed Average Closing Price less the exercise price of the ITC Option (as adjusted by the Exchange Ratio), multiplied by (y) the fraction of a share of Target Common Stock that such ITC Option would have entitled the holder to purchase but for the rounding down of such option upon assumption pursuant to the terms of this paragraph. The assumption of ITC Options under this Section 1.5 is intended to constitute an assumption of stock options in a transaction to which Section 424(a) of the Code applies, and this Section 1.5 shall be interpreted and applied in a manner consistent with such intent.

         Section 1.6      Issuance and Delivery of Merger Securities.

                 (a) Target and ITC hereby authorize The First National Bank of Boston to act as Exchange Agent (the "EXCHANGE AGENT") hereunder. As soon as practicable following the Effective Time, Target will issue and deliver to the Exchange Agent certificates ("NEW CERTIFICATES") representing a sufficient number of shares of Target Common Stock for issuance pursuant to Sections 1.3(b), 1.6(c) and 1.6(d) hereof.

                 (b) As soon as practicable after the Effective Time, the Exchange Agent will send written notice to each record holder of certificates representing shares of ITC Capital Stock converted pursuant to Section 1.3(b) hereof ("OLD CERTIFICATES") of the manner and basis for exchanging Old Certificates for New Certificates.

                 (c) At the Effective Time, in accordance with Article XI hereof, Target will cause ten percent (10%) of the aggregate number of Target Merger Shares (rounded down to the nearest whole share), to be deposited in the Escrow Fund, and three percent (3%) of the aggregate number of Target Merger Shares (rounded down to the nearest whole share) to be deposited in an additional escrow fund for the payment of expenses incurred by the Representatives. Such shares shall be issued in the name of the applicable escrow agent or its nominee for the benefit of the holders of ITC Capital Stock.

                 (d) Upon surrender for cancellation to the Exchange Agent of one or more Old Certificates, accompanied by a duly executed letter of transmittal in proper form, the Exchange

Agent will, as promptly as practicable, deliver to each holder of such surrendered Old Certificates, New Certificates representing the number of shares of Target Common Stock to which the holder of ITC Capital Stock is entitled pursuant to Section 1.3(b) hereof, less the number of shares corresponding to the holder's Proportionate Interest in the Target Merger Shares deposited in the escrows in accordance with 1.6(b) above (as calculated pursuant to Section 11.5 below), together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates. Target will deliver to the Exchange Agent, when required, cash sufficient to settle the payment for fractional interests.

                 (e) Until Old Certificates have been surrendered and exchanged as herein provided for New Certificates, each outstanding Old Certificate will be deemed for all corporate purposes of Target, other than the payment of dividends or any distributions, to evidence ownership of the number of shares of Target Common Stock into which the number of shares of ITC Capital Stock shown thereon have been converted pursuant to Section 1.3(b) hereof. No dividends or other distributions declared on Target Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions will be paid to such persons in accordance with the terms of such securities. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. From and after the Effective Time, Target will, however, be entitled to treat Old Certificates which have not yet been surrendered for exchange as evidencing the ownership of the number of shares of Target Common Stock into which the shares of ITC Capital Stock represented by such Old Certificates will have been converted, notwithstanding any failure to surrender such Old Certificates.

                 (f) No transfer taxes will be payable by any shareholder of ITC in connection with the exchange of Old Certificates for New Certificates, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the New Certificate in a name other than the registered holder of the Old Certificate, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                 (g) In the event that the appointment of the Exchange Agent is terminated, following such termination, Old Certificates will be surrendered to, and New Certificates delivered by, Target or its agent. If outstanding Old Certificates are not surrendered prior to two years after the Effective Time (or, in any particular case, prior to such earlier date on which dividends or other distributions, if any, would otherwise escheat to or become the property of any governmental unit or agency), the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on Merger Securities evidenced by such Old Certificates as provided herein will, to the extent permitted by applicable law, become the property of the Surviving Corporation (and, to the extent not in its possession, will be paid over to it by Target), free and clear of all claims or interest of any person previously entitled thereto.

         Section 1.7 Stock Transfer Books. At the Effective Time, the stock transfer books of ITC will be closed and no transfer of ITC Capital Stock will thereafter be made.

         Section 1.8      Shareholders' Meeting.

                 (a) As soon as practicable after the execution of this Agreement, the Board of Directors of ITC will duly call, and cause to be held, a special meeting of the shareholders of ITC (the "ITC SPECIAL MEETING") for the purpose of approving this Agreement and the Merger and will recommend the approval of this Agreement and the Merger to the ITC shareholders, which recommendation shall not be withheld, withdrawn or modified unless, in the good faith judgment of the ITC Board of Directors based on the advice of its legal counsel set forth in a written opinion or memorandum, such action is required to comply with the fiduciary duty of the Board under applicable law.

                 (b) Target and ITC will coordinate and cooperate with respect to the timing of the ITC Special Meeting.

                 (c) ITC will, subject to Section 4.7, use its best efforts to solicit from its shareholders proxies in favor of the matters set forth in Section 1.8(a) and take all other action necessary or advisable to secure the vote or consent of its shareholders required by the CGCL.

         Section 1.9 Filing of Merger Documents. As soon as practicable after the requisite approval of the shareholders of ITC has been obtained as provided in Section 1.8, and each other condition to the obligations of Target and Sub and ITC hereunder has been satisfied or waived, ITC and Sub will deliver the Merger Agreement for filing with the Secretary of State of the State of California and Target and Sub and ITC will take such other and further actions as may be required by the CGCL in connection with such filing and the consummation of the Merger.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                             OF ITC AND INDIVIDUALS

         As of the date hereof, except as disclosed in a document referring specifically to the relevant subsections of this Article II which is delivered by ITC to Target prior to execution of this Agreement (collectively with the attachments and schedules to such document, the "ITC DISCLOSURE SCHEDULE"), each of ITC and, with respect only to the statements set forth in Sections 2.7,
2.13 and 2.24 below, Ray H. Dormandy, Jr. and Julie D. Bell, hereby severally but not jointly represents and warrants to Target and Sub as set forth in this
Article II. Any information disclosed in the ITC Disclosure Schedule under a particular section or subsection will constitute a disclosure for purposes of each other section or subsection of the ITC Disclosure Schedule for which the applicability of such disclosure is obvious and the information provided is sufficient for purposes of the other section or subsection.

         Section 2.1 Corporate Organization. Each of ITC and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. A true and complete list of such Subsidiaries is set out in the ITC Disclosure Schedule, together with the jurisdiction of incorporation of each Subsidiary. Each of

ITC and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its business or operations or ownership of its property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of ITC and its Subsidiaries taken as a whole (collectively, "ITC'S BUSINESS").
The minute books of ITC and its Subsidiaries, as made available to Target, contain complete and accurate records of all corporate action taken by ITC and its Subsidiaries since their respective dates of incorporation. ITC has no direct or indirect interest in or loans to any partnership, corporation, joint venture, business association or other entity other than ITC's Subsidiaries which in the aggregate do not exceed $25,000, all of which are listed in the ITC Disclosure Schedule. ITC has delivered to Target complete and correct copies of the Articles of Incorporation and Bylaws (or other organizational or charter documents) of ITC and each of its Subsidiaries, in each case as amended to the date hereof. As used in this Agreement, the term "SUBSIDIARY" means a "subsidiary" as defined in Rule 1.01 in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         Section 2.2 Capital Structure. The authorized capital stock of ITC consists of 10,000,000 shares of Common Stock, no par value ("ITC COMMON STOCK"), 500,000 shares of Preferred Stock, no par value, all of which are designated Series A Preferred Stock. Upon execution of this Agreement on the date hereof by ITC, there were outstanding 1,035,751 shares of ITC Common Stock and 300,374 shares of Series A Preferred Stock, and 202,917 shares of ITC Common Stock were reserved for issuance upon the exercise of outstanding employee stock options ("ITC OPTIONS"), pursuant to the 1990 Stock Option Plan ("ITC OPTION PLAN"). All outstanding shares of ITC Capital Stock are, and any shares of ITC Common Stock issued upon exercise of any ITC Option will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, ITC's Articles of Incorporation or Bylaws or any agreement to which ITC or any of its Subsidiaries is a party or by which ITC or any of its Subsidiaries may be bound. The ITC Options and all outstanding shares of ITC Capital Stock have been, and any shares of ITC Capital Stock issued upon exercise of any ITC Option will be, issued in compliance with all applicable federal, state and foreign securities laws. ITC has provided Target and its legal counsel with a complete and accurate list of (a) all issuances of Capital Stock by ITC, (b) the names and addresses of all holders of ITC Capital Stock, together with the number and type of shares held by each holder and (c) lists for each ITC Option, including the name and address of the optionee, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at April 30, 1996 and, if the exercisability of such options will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. The ITC Disclosure Schedule also describes any repricing of options which has taken place. Except for the shares issuable upon conversion of the ITC Preferred Stock, shares listed above issuable pursuant to ITC Options, and a warrant for the purchase of up to 5,766 shares of Series A Preferred Stock issued to Silicon Valley Bank on July 3, 1995, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which ITC or any Subsidiary of ITC is a party or by which any of them may be bound that do or may obligate ITC or any Subsidiary of ITC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of ITC Capital Stock or of the capital stock of any Subsidiary of ITC or that do or may obligate ITC or any Subsidiary of ITC to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. ITC is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Other than pursuant to that certain Amended and Restated Investors Rights Agreement dated as of July 31, 1995, which agreement will be terminated at or prior to the Effective Time, ITC is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may subsequently be issued. There are no agreements or understandings to which ITC is a party or, to the knowledge of ITC, any other agreements or understandings, with respect to the transfer or voting of shares of ITC Capital Stock.

         Section 2.3 No Other Agreements to Sell Assets, Merge, Etc. Except as provided hereby, ITC has no legal obligation, absolute or contingent, to any person or firm to sell assets other than in the ordinary course of business or to effect any merger, consolidation or reorganization of ITC or to enter into any agreement with respect thereto.

         Section 2.4 Authorization; Execution and Delivery. ITC has all requisite corporate power and authority (a) to execute and deliver this Agreement, the Merger Agreement and the agreements attached as exhibits hereto to which ITC is a party (the "ITC ANCILLARY AGREEMENTS"), (b) subject to the approval of this Agreement and the Merger Agreement by the holders of a majority of the outstanding shares of ITC Common Stock and ITC Preferred Stock, voting as separate classes, to perform its obligations under this Agreement, the Merger Agreement and the ITC Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Merger Agreement and the ITC Ancillary Agreements by ITC and the consummation by ITC of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of ITC, subject to obtaining any necessary approval of its shareholders. This Agreement has been duly executed and delivered by ITC and, subject to obtaining any necessary approval of holders of a majority of the outstanding shares of ITC Common Stock and ITC Preferred Stock, voting as separate classes, and assuming its due authorization, execution and delivery by Target and Sub, constitutes the legal, valid and binding obligation of ITC, enforceable in accordance with its terms. The Board of Directors of ITC has unanimously determined that it is advisable and in the best interest of ITC's shareholders for ITC to enter into a strategic business combination with Target upon the terms and subject to the conditions of this Agreement.

         Section 2.5 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority ("GOVERNMENTAL ENTITY") is required on the part of ITC in order (a) to permit ITC to perform its obligations under this Agreement or
(b) to prevent the termination of any right, privilege, license or agreement of ITC or any Subsidiary of ITC, or to prevent any loss to ITC's Business, by reason of the transactions contemplated by this Agreement, except for the filing of the Merger Agreement and a Certificate of Satisfaction from the Franchise Tax Board of the State of California, as required by the CGCL.

         Section 2.6 No Conflict. Except for the receipt of any required approval of the shareholders of ITC as contemplated by Section 1.8(a) hereof, and compliance with the governmental and regulatory requirements described in Section 2.5 hereof, neither the execution, delivery and performance of this Agreement, the Merger Agreement and the ITC Ancillary Agreements by ITC nor the consummation by ITC of the transactions contemplated hereby and thereby will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of ITC's or any of ITC's Subsidiaries' Articles of Incorporation or Bylaws (or other organizational or charter documents), (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to ITC's Business or that is referenced in the ITC Disclosure Schedule, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which ITC or any ITC Subsidiary or any of their assets may be subject, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of ITC or any ITC Subsidiary, (e) adversely affect any franchise, license, permit or other governmental approval which is material to ITC's Business or is necessary to enable ITC or any ITC Subsidiary to carry on its business as presently conducted or is required of any employee or agent of ITC or any ITC Subsidiary to enable each of them to carry out such person's duties on behalf of ITC or any ITC Subsidiary or (f) require the consent of any third party.

         Section 2.7      Financial Statements; Absence of Undisclosed
Liabilities.

                 (a) ITC has furnished Target with the consolidated balance sheets of ITC and its Subsidiaries as of June 30, 1991, 1992, 1993, 1994 and 1995 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the years in the five-year period ended June 30, 1995, together with the notes thereto and the related reports of Frank, Rimmerman + Co., independent public accountants, and the unaudited balance sheet at March 31, 1996 and related consolidated statements of operations, cash flows and changes in shareholders' equity for the nine-month period ended March 31, 1996 (collectively, the "ITC FINANCIAL STATEMENTS"). The ITC Financial Statements, including the notes thereto, (i) are in accordance with the respective books of ITC and the ITC Subsidiaries;
(ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved; (iii) present fairly the consolidated financial position of ITC and the ITC Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of ITC for the respective periods indicated therein; and (iv) do not reflect any material items of nonrecurring income except as stated therein; except that, with reference to items (ii) and (iii), the unaudited interim financial statements (A) are subject to normal year-end accruals which are not expected to be material in the aggregate and (B) do not include footnotes. During the three-year period ended June 30, 1995 and the nine-month period ended March 31, 1996, there has been no change in ITC's accounting principles, methods or policies, except as described in the notes to the ITC Financial Statements.

                 (b) ITC and its Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which were not disclosed or provided for in the ITC Financial Statements or the notes thereto other than obligations not required to be disclosed or provided for under GAAP and liabilities incurred since March 31, 1996, which are not individually or in the aggregate, material to ITC's Business.

                 (c) ITC makes and keeps accurate books and records reflecting in all material respects its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded to permit preparation of ITC's financial statements and to maintain accountability in all material respects for the assets of ITC and the ITC Subsidiaries, (iii) access to the assets of ITC and the ITC Subsidiaries are permitted only in accordance with management's authorization, and (iv) the recorded accountability of the assets of ITC and the ITC Subsidiaries is compared with existing assets at reasonable intervals.

         Section 2.8 Absence of Changes. Since March 31, 1996 (a) there has been no material adverse change in ITC's Business or any development known to ITC that is reasonably expected to cause a material adverse change in ITC's Business; (b) there has been no damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any assets material to ITC's Business; (c) there has been no change by ITC or its Subsidiaries in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (d) there has been no revaluation by ITC or any of its Subsidiaries of any of their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (e) ITC has conducted its business only in the ordinary course consistent with past practice; and (f) no event described in Section 4.2 or Section 4.3 hereof has occurred.

         Section 2.9      Contracts and Commitments.

                 (a) Neither ITC nor any of its Subsidiaries is a party or subject to:

                      (i) Any union contract or collective bargaining agreement or any employment contract or arrangement, written or oral, providing for future compensation with any officer, consultant, director or employee which is not terminable by it or its Subsidiary on 30 days' notice or less without penalty or obligation to make payments related to such termination, other than (A) (in the case of employees other than executive officers) such severance agreements as are not different from standard arrangements offered to employees generally in the ordinary course of business consistent with ITC's past practices, a description of which is set forth in the ITC Disclosure Schedule and (B) such agreements as may be imposed or implied by law;

                      (ii) Any plans, contracts or arrangements, written or oral, which collectively require aggregate payments by ITC in excess of $25,000 for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

                     (iii) Any joint marketing, joint development or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                      (iv) Any existing OEM agreement, distribution agreement, volume purchase agreement, or other similar agreement in which the annual amount involved in 1995 exceeded, or is expected to exceed in 1996 or any subsequent year, $25,000 or pursuant to which

ITC has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or territory;

                      (v) Any lease for real or personal property pursuant to which the amount of payments which ITC is required to make on an annual basis exceeds $25,000;

                      (vi) Any agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Merger Agreement or any ITC Ancillary Agreement, the closing of the Merger, or the consummation of the transactions contemplated hereby or thereby;

                    (vii) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness in excess of $25,000 incurred in the acquisition of companies or other entities or indebtedness in excess of $25,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, indemnification or otherwise;

                   (viii) Any license agreement, either as licensor or licensee;

                      (ix) Any contract containing covenants purporting to limit ITC's freedom or that of any of its Subsidiaries to compete in any line of business or in any geographic area or with any third party;

                      (x) Any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000;

                      (xi) Any unwritten agreement, contract or commitment that is not terminable without penalty upon ninety days or less prior written notice; provided that for purposes of this paragraph, "penalty" shall not be deemed to include expenses incurred in connection with any such termination and relating to the repurchase of saleable inventory from the terminated party or the transfer and/or refiling of local regulatory approvals held by the terminated parties to Target, ITC or their affiliates); or

                     (xii) Any other agreement, contract or commitment which is material to ITC's Business.

                 (b) Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in the ITC Disclosure Schedule is valid and binding on ITC or its Subsidiaries, as applicable, and is in full force and effect, and neither ITC nor any of its Subsidiaries, nor to the knowledge of ITC, any other party thereto, has breached any material provision of, or is in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

                 (c) None of the 20 largest customers of ITC or its Subsidiaries during the twelve months ended March 31, 1996 (determined on the basis of both revenues and bookings during such period) has reduced or terminated, or has notified ITC in writing that it intends to reduce or terminate, the amount of its business with ITC or any of its Subsidiaries.

                 (d) There is no agreement, judgment, injunction, order or decree binding upon ITC or its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of ITC or its Subsidiaries, any acquisition of material property by ITC or its Subsidiaries or the conduct of business by ITC or its Subsidiaries as currently conducted or as proposed to be conducted by ITC or its Subsidiaries.

         Section 2.10 Legal Proceedings. Each of ITC and its Subsidiaries is not in violation of, and has not received any notice of any violation of (a) any applicable statute, law, regulation, ordinance, writ, injunction, order, judgment or decree, the effect of which violation could, individually or in the aggregate, be materially adverse to ITC's Business, or (b) any provision of the Articles of Incorporation or Bylaws (or other organizational or charter document) of ITC or any ITC Subsidiary. There is no order, writ, injunction, judgment or decree outstanding, and no legal, administrative, arbitration or other proceeding, action, suit or governmental investigation or inquiry against or relating to ITC or any of ITC's Subsidiaries or their assets or business ("ITC LEGAL PROCEEDINGS") pending or, to the knowledge of ITC, threatened and, to the knowledge of ITC, there are no claims (including unasserted claims as to which there has been a manifestation by a potential claimant of an awareness of such claim or it is considered probable that a claim will be asserted and there is a reasonable possibility that the outcome will be unfavorable, all as such terms are used in Statement of Financial Accounting Standards No. 5), against or relating to ITC or any of ITC's Subsidiaries or their assets or business, which pending or threatened ITC Legal Proceedings or claims would reasonably be expected to have, individually or in the aggregate, a material adverse effect on ITC's Business. There is no ITC Legal Proceeding which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. The ITC Disclosure Schedule sets forth all existing indemnification arrangements between ITC or its Subsidiaries and their respective officers and/or directors. There is no pending or, to the knowledge of ITC, threatened claim or litigation the results, prosecution or defense of which would invoke such indemnification arrangements. The ITC Disclosure Schedule sets forth with respect to each ITC Legal Proceeding, to the extent that the aggregate remedies or damages claimed for each such complaint are unspecified, involve specific performance or injunctive relief or exceed $25,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.

         Section 2.11     ERISA Matters.

                 (a) The ITC Disclosure Schedule lists, with respect to ITC, any ITC Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with ITC (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $5,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of ITC and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of ITC of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of ITC (together, the "ITC EMPLOYEE PLANS").

                 (b) ITC has furnished to Target a copy of each of the ITC Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each ITC Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any ITC Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. ITC has also furnished Target with the most recent Internal Revenue Service determination letter issued with respect to each such ITC Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any ITC Employee Plan subject to Code Section 401(a).

                 (c) (i) None of the ITC Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any ITC Employee Plan, which could reasonably be expected to have, in the aggregate, a material adverse effect on ITC's Business; (iii) each ITC Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a material adverse effect on ITC's Business, and ITC and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any other party with respect to, any of the ITC Employee Plans; (iv) neither ITC nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the ITC Employee Plans; (v) all material contributions required to be made by ITC or any subsidiary or ERISA Affiliate to any ITC Employee Plan have been made on or before their due dates and a reasonable amount, where required under generally accepted accounting principles, has been accrued for contributions to each ITC Employee Plan for the current plan years; (vi) with respect to each ITC Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and
(vii) no ITC Employee Plan is covered by, and neither ITC nor any subsidiary or

ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each ITC Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(1) of ERISA, ITC has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such ITC Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of ITC is threatened, against or with respect to any such ITC Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither ITC nor any ITC subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                 (d) With respect to each ITC Employee Plan, ITC and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                 (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of ITC, any ITC subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                 (f)      There has been no amendment to, written
interpretation or announcement (whether or not written) by ITC, any ITC subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any ITC Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in ITC's financial statements.

         Section 2.12     Taxes.

                 (a) For purposes of this Section 2.12 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                          (i)     The term "TAXES" shall mean all taxes,
however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit

Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligation to indemnify another person.

                          (ii)    The term "RETURNS" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                          (iii)   The term "CODE" shall mean the Internal
Revenue Code of 1986, as amended.

                 (b) All Returns required to be filed by or on behalf of the ITC and each of its Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of ITC and each of its Subsidiaries under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by ITC or any of its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. ITC and each of its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of ITC or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that ITC or such subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. Neither ITC or any of its Subsidiaries has at any time been a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired. The amount of ITC's and its Subsidiaries' liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of ITC or any of its Subsidiaries has been incurred (or prior to Closing will be incurred) since the date of the Financial Statements other than in the ordinary course of business.

                 (c) ITC has made available to Purchaser true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of ITC or any of its Subsidiaries relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including ITC or any of its Subsidiaries for all periods ending on and after December 31, 1992.

The ITC Disclosure Schedule sets forth a list of all of the Returns referred to in clause (ii). Neither ITC nor any of its Subsidiaries does business in or derives income from any state other than states for which Returns have been duly filed and made available to Purchaser.

                 (d) The Returns of or including ITC and its Subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, threatened or, to ITC's knowledge, pending (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of ITC or any of its Subsidiaries, and neither ITC nor any such subsidiary has received notice (either in writing or verbally, formally or informally) nor expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Neither ITC nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against ITC, any of its Subsidiaries, or any of their assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of ITC of its Subsidiaries. ITC and each Subsidiary have disclosed on their federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                 (e) Neither ITC nor any Subsidiary is (or has ever been) a party to any tax sharing agreement.

                 (f) ITC is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Target is not required to withhold tax by reason of Section 1445 of the Code. Neither ITC nor any of its Subsidiaries is a "consenting corporation" under Section 341(f) of the Code. Neither ITC nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to ITC or such subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither ITC nor any Subsidiary has agreed to, nor is it required to make, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and ITC and its Subsidiaries will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date. Neither ITC nor any Subsidiary is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. ITC and each Subsidiary is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

                 (g) ITC and its Subsidiaries have no net operating losses and credit carryovers or other tax attributes that are currently subject to limitation under Sections 382, 383 or 384 of the Code (or comparable provisions of state tax law).

         Section 2.13     Intellectual Property.

                 (a) Each of ITC and the ITC Subsidiaries owns or has the exclusive right to use, make, sell, license, or sublicense and bring actions for infringement of all ITC Products (as defined below) and Intellectual Property Rights (as defined below) developed by or for ITC or any ITC Subsidiary or that are used or currently proposed to be used in the business of ITC or any ITC Subsidiary as currently conducted or proposed to be conducted (the "ITC INTELLECTUAL PROPERTY RIGHTS"). All of the ITC Products and ITC Intellectual Property Rights are owned by ITC and its Subsidiaries free and clear of any rights or claims of any former employees, consultants, officers and directors of ITC or any ITC Subsidiary and former employers of all current and former employees, consultants, officers and directors of ITC or any ITC Subsidiary. The methods of manufacture for ITC's embolization particulates (as distinguished from embolization coils) and silicone balloons constitute trade secrets of ITC that are presently valid and protectable, and are not part of the public knowledge or literature. All taxes and fees, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the ITC Intellectual Property Rights, due and payable on or before the date hereof, have been paid by ITC. ITC's Intellectual Property Rights can be practiced in compliance with the terms of certain Technology Practice Standards which have been agreed upon by the parties pursuant to a document dated the date of this Agreement.

                 (b) ITC's current products and products under development are listed on the ITC Disclosure Schedule (collectively, "ITC'S PRODUCTS"). No person has a license to make, use or distribute or the right to acquire such a license with respect to any current or future version of any ITC Product or any ITC Product that is under development, and no agreement to which ITC or any ITC Subsidiary is a party will restrict the Surviving Corporation or Target from charging customers for any such new version. No agreement for the support or maintenance of ITC Products obligates ITC or any ITC Subsidiary, or would obligate the Surviving Corporation or Target after the Effective Time to provide any improvement, enhancement, change in functionality or other alteration in the performance of the ITC Products.

                 (c) No person has a right to receive a royalty or other payment in respect of any ITC Product or ITC Intellectual Property Rights whether or not pursuant to any contractual arrangements entered into by ITC or any ITC Subsidiary. Each of ITC and the ITC Subsidiaries has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any ITC Product or ITC Intellectual Property Rights.

                 (d) The execution, delivery and performance of this Agreement, the Merger Agreement and the ITC Ancillary Agreements, the consummation of the Merger and the consummation of the other transactions contemplated hereby and thereby (including without limitation the continued conduct by Target after the Merger of ITC's Business as presently conducted and the incorporation of any ITC Product or ITC Intellectual Property Right in any product of Target or the Surviving Corporation) will not breach, violate or conflict with any instrument or agreement governing any such ITC Product or ITC Intellectual Property Right necessary or required for, or used in, the conduct of the business of ITC or any ITC Subsidiary as presently conducted or as proposed to be conducted and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such ITC Product or ITC Intellectual Property Right or in any way impair the right of Target or the Surviving Corporation or any of its subsidiaries to use, sell, license or dispose of, either as part or all of an ITC Product or subsequent to the Closing (as defined in Article X) as part or all of a product of Target or the Surviving Corporation, or to bring any action for the infringement of, any such ITC Product or ITC Intellectual Property Right or portion thereof.

                 (e) The (i) manufacture, marketing, license, sale or use of any currently marketed ITC Product or, to ITC's knowledge, any ITC Product currently under development, and (ii) the practice or use of any patent or trademark within the ITC Intellectual Property Rights, or to ITC's knowledge, any other ITC Intellectual Property Right, do not and will not infringe any Intellectual Property Right of any other party. The development, manufacture, marketing, license, sale or use of any ITC Product or the practice or use of any ITC Intellectual Property Right do not and will not violate any license or agreement to which ITC or any ITC Subsidiary is a party. There is no pending or, to the knowledge of ITC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property Right necessary or required for, or used in, the conduct of the business of ITC or any ITC Subsidiary as presently conducted nor, to the knowledge of ITC, is there any basis for any such claim, nor has ITC or any ITC Subsidiary received any notice asserting that any such Intellectual Property Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of ITC, is there any basis for any such assertion. To ITC's knowledge, there is no infringement on the part of any third party of ITC's Intellectual Property Rights.

                 (f) Each of ITC and each ITC Subsidiary has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to ITC and each ITC Subsidiary with access to or knowledge of ITC's Intellectual Property Rights) to maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property Rights necessary or required for, or used in, the conduct of ITC's Business. All employees, consultants, officers, directors and shareholders of ITC or any ITC Subsidiary that have had access to any material portion of the ITC Intellectual Property Rights are parties to a written agreement ("PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT"), under which each such person or entity
(i) is obligated to disclose and transfer to ITC or any ITC Subsidiary, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for ITC or any ITC Subsidiary, he makes or conceives of either solely or jointly with others, that relate to any subject matter with which his work for ITC or any ITC Subsidiary may be concerned, or relate to or are connected with the business, products or projects of ITC or any ITC Subsidiary, or involve the use of the time, material or facilities of ITC or any ITC Subsidiary, and (ii) is obligated to maintain the confidentiality of proprietary information of ITC and the ITC Subsidiaries. To ITC's knowledge, none of ITC's or any ITC Subsidiary's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to use their best efforts to promote the interests of ITC in the ITC Business or that would conflict with the ITC

Business. It is currently not necessary nor will it be necessary for ITC to utilize in the ITC Business nor will ITC utilize in the ITC Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with ITC or any ITC Subsidiary, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by ITC or any ITC Subsidiary, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such person or entity is a party or to which any of such assets or rights may be subject, except to the extent that such utilization would not have a material adverse effect on the ITC Business. None of ITC's or any ITC Subsidiary's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to ITC's Business has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his previous employer relating to the business as conducted of such previous employer which has resulted in ITC's or any ITC Subsidiary's access to or use of such proprietary items in ITC's Business, and ITC and each ITC Subsidiary will not gain access to or make use of any such proprietary items in ITC's Business, except to the extent that any such activities would not have a material adverse effect on ITC's Business.

                 (g) The ITC Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements as to which ITC or any ITC Subsidiary is a party and pursuant to which ITC or any ITC Subsidiary or any other person is authorized to use, license, sublicense, sell or distribute any Intellectual Property Right and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither ITC nor any ITC Subsidiary is in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair ITC's or any ITC Subsidiary's rights under such license, sublicense or agreement. The ITC Disclosure Schedule separately identifies each exclusive arrangement between ITC or any ITC Subsidiary and any third party to use, license, sublicense, sell or distribute any ITC Intellectual Property Right or any ITC Product.

                 (h) The ITC Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken (including any results thereof) pursuant to federal, state, local and foreign laws by ITC or any ITC Subsidiary to perfect or protect its interest in ITC Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright registrations. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights, including, without limitation, domestic and foreign patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, licenses, know-how, trade secrets, trade rights, proprietary processes and formulae, inventions, development tools, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, and all documentation and media relating to the above.

         Section 2.14     Environmental Matters.

                 (a) The operations of ITC and the ITC Subsidiaries comply in all material respects with all federal, state and local environmental, health and safety laws, statutes and regulations.

                 (b) To ITC's best knowledge, the operations of ITC and the ITC Subsidiaries are not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environment, health or safety law, statute or regulation by ITC or any ITC Subsidiaries.

                 (c) Neither ITC nor any ITC Subsidiary has been directed by any governmental agency to investigate or remediate a release of any Hazardous Material into the environment.

                 (d) Neither ITC nor any ITC Subsidiary has filed any notice under federal, state or local law indicating past or present treatment, storage or disposal requiring a Part B permit or designation of "interim status" as defined under 40 C.F.R. Parts 260-270 or any state equivalent of a hazardous or toxic waste as defined therein nor does ITC or any ITC Subsidiary possess any hazardous waste permit or any authorization under the California Hazardous Waste Control Law. Neither ITC nor any ITC Subsidiary has reported a spill or release of a Hazardous Material into the environment except in accordance with applicable law.

                 (e) Neither ITC nor any ITC Subsidiary has "released", as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), any hazardous substance as defined therein into the environment.

                 (f) None of the operations of ITC or any ITC Subsidiary involve the generation, transportation, treatment or disposal as defined under 40 C.F.R. Parts 260-270 or any state equivalent of hazardous waste as defined therein requiring a Part B permit or designation of "interim status" or permit tier or authorization under the California Hazardous Waste Control Law.

                 (g) Neither ITC nor any ITC Subsidiary has owned or operated any underground storage tanks.

                 (h)      No lien in favor of any governmental authority for
(i) any liability under federal or state environmental laws or regulations, or
(ii) damages arising from or costs incurred by such governmental authority in response to a release of a hazardous or toxic waste, substance or constituent or other substance, into the environment has been filed or attached to the premises currently owned by ITC or any ITC Subsidiary.

                 (i) All material permits necessary for the continued conduct of the business of ITC and the ITC Subsidiaries as currently conducted relating to the transportation, transfer, recycling, storage, use, treatment, discharge, manufacture, investigation or removal of any Hazardous Materials have been obtained by ITC or any ITC Subsidiary. All such permits are valid and in full force and effect and will survive the Closing without modification provided that the operations of ITC and the ITC Subsidiaries as currently conducted are not modified. Each of ITC and the ITC Subsidiaries has complied in all material respects with all covenants and conditions of any permits and to ITC's best knowledge no circumstances currently exist which could cause any permit to be revoked, modified or rendered non-renewable upon the payment of the permit fee or which could impose upon Target or the Surviving Corporation the obligation to obtain any additional permits.

                 (j) Neither ITC nor any ITC Subsidiary has exposed in violation of any applicable environmental law any persons, nor received notice of any claim of injury due to exposure of any person to, Hazardous Materials manufactured, stored, used, distributed, disposed of, released or controlled by ITC or any ITC Subsidiary.

                 (k) To ITC's best knowledge, no property of ITC or any ITC Subsidiary currently occupied by ITC or any ITC Subsidiary has been listed as a "border zone" property pursuant to the California Health & Safety Code.

                 (m) No claim, complaint, or administrative proceeding has been brought or is currently pending against ITC or any ITC Subsidiary relating to any liability of ITC or any ITC Subsidiary with respect to Hazardous Materials or as to the investigation or remediation of Hazardous Materials.

         As used herein "FEDERAL, STATE AND LOCAL ENVIRONMENTAL, HEALTH AND SAFETY LAWS, STATUTES OR REGULATIONS" means any and all laws, rules, regulations, orders, treaties, statutes and codes promulgated by any local, state, federal or international governmental authority or agency which has jurisdiction over any portion of the current operations of ITC and the ITC Subsidiaries, and which prohibits, regulates or controls any hazardous material or the transportation, storage, transfer, recycling, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of hazardous materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as these laws have been amended or supplemented to date and any analogous state or local statutes and the regulations promulgated to date pursuant thereto.

         As used herein, "HAZARDOUS MATERIALS" means those substances which are regulated by or governed by, without limitation, any federal, state or local environmental, health and safety laws, statutes or regulations because they are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation: (a) asbestos, (b) oil and petroleum products, (c) explosives, (d) radioactive substances, pollutants or wastes, (e) urea formaldehyde-containing building materials, (f) polychlorinated biphenyls, (g) radon gas, and (h) ultra-hazardous or toxic substances, pollutants or wastes.

         Section 2.15 Certain Agreements. Neither the execution and delivery of this Agreement, the Merger Agreement and the ITC Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of ITC or its Subsidiaries, under any Plan or otherwise,

(b) increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         Section 2.16 Interests of Officers and Directors. No officer or director of ITC or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to ITC or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services; (b) any contract or agreement to which ITC or any of its Subsidiaries is a party or by which it may be bound or affected; or (c) any property, real or personal, tangible or intangible, used in or pertaining to ITC's Business or the business of its Subsidiaries, including any interest in the ITC Intellectual Property Rights.

         Section 2.17 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon ITC or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of ITC or any of its Subsidiaries, any acquisition of property by ITC or any of its Subsidiaries or the conduct of business by ITC or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by ITC or any of its Subsidiaries.

         Section 2.18 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                 (a) The ITC Disclosure Schedule lists all facilities occupied by ITC or any ITC Subsidiary since ITC's incorporation, and indicates the nature of ITC's or its Subsidiary's interest in such facilities. ITC and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the ITC Financial Statements or except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                 (b) The equipment owned or leased by ITC or its Subsidiaries is, taken as a whole, (i) adequate for the conduct of the business of ITC and its Subsidiaries consistent with their past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any defects, except, with respect to clauses (ii) through (vi) above, as would not have been a material adverse effect on ITC's Business.

         Section 2.19 Regulatory Matters; Governmental Licenses; Compliance with Laws.

                 (a) The ITC Disclosure Schedule sets forth a complete and accurate list and description of (i) all United States Food and Drug Administration (the "FDA") and any other Governmental Entity inspector lists of observations or similar documents made at inspections with respect to ITC, including without limitation Form(s) FDA-483, (ii) Regulatory or Warning

Letters, Notices of Adverse Findings or Section 305 notices issued by the FDA or any similar letters or notices issued by any other Governmental Entity to ITC; (iii) all United States Pharmacopoeia Product Problem Reporting Program complaints or reports and MedWatch FDA forms 3500, device experience network complaints received by ITC and Medical Device Reports ("MDRS") filed by ITC;
(iv) all product recalls and safety alerts conducted by or issued to ITC; (v) any civil penalty actions begun by the FDA or any other Governmental Entity against ITC of which ITC is aware; and (vi) all 510(k) substantial equivalence letters or premarket approval letters ("PMAS") received by ITC, all
applications filed by ITC for 510(k)s or PMAs   and all assurances from the
FDA, written or oral, that any modifications to devices subject to issued 510(k)s or PMAs remain covered by FDA and any other Governmental Entity approvals.

                 (b) ITC has obtained all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state or local and, to ITC's knowledge, foreign, laws, ordinances, governmental rules or regulations applicable to ITC and its business, including but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of ITC's products (including proposed products) and certification of its facilities. ITC is in compliance with all federal, state or local and, to ITC's knowledge, foreign, laws, ordinances, governmental rules or regulations relating to medical device manufacturers and distributors or otherwise applicable to its business and has no reason to believe that any of its consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate its business are invalid or have been or are being suspended, cancelled, revoked or questioned. There is no investigation or inquiry to which ITC is a party or, to ITC's knowledge, pending or threatened relating to the operation of ITC's business and its compliance with applicable federal, state, local or foreign laws, ordinances, governmental rules or regulations.

                 (c) ITC is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which ITC is a party or is subject.

         Section 2.20     Labor Matters.

                 (a) ITC and its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. ITC and each of its Subsidiaries has complied in all material aspects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. Neither ITC nor any of its Subsidiaries has received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which ITC or any of its Subsidiaries is a party or involving ITC or any of its Subsidiaries, and there is neither pending nor, to ITC's knowledge, threatened any investigation or hearing concerning ITC or any of its Subsidiaries arising out of or based upon any such laws, regulations or practices. Except as is not material to ITC's Business, neither ITC nor any ITC Subsidiary has given to or received from, or anticipates giving to or receiving from, any employee of ITC or any ITC Subsidiary notice of termination of employment. The ITC Disclosure Schedule sets forth the terms pursuant to which all amounts may be payable (whether currently or in the future) to current or former officers, directors, or employees of ITC or any ITC Subsidiary as a result of or in connection with the Merger.

                 (b) Neither ITC nor any ITC Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Neither ITC nor any ITC Subsidiary has experienced any attempt by organized labor or its representatives to make ITC conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of ITC or any ITC Subsidiary. To ITC's knowledge, there is no labor strike or labor disturbance pending or threatened against ITC nor is any grievance currently being asserted. Neither ITC nor any ITC Subsidiary has experienced a work stoppage or other labor difficulty.

         Section 2.21 Questionable Payments. Neither ITC nor any of its Subsidiaries, nor to its knowledge any director, officer, agent or other employee of ITC or any of its Subsidiaries, has: (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of ITC or any of its Subsidiaries; or (b) made any political contributions which would be lawful under the laws of the United States or the foreign country in which such payments were made. Neither ITC nor any of its Subsidiaries, nor to its knowledge any director, officer, agent or other employee of ITC or any of its Subsidiaries, has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of ITC or its Subsidiaries or with respect to any political contribution.

         Section 2.22 Insurance. The ITC Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by ITC and the ITC Subsidiaries. Neither ITC nor any ITC Subsidiary is in default under any of such policies or binders, and neither ITC nor any ITC Subsidiary has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to ITC upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. All policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

         Section 2.23 Brokers. No broker, finder or investment banker (other than Robertson, Stephens & Company LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. In the event that the preceding sentence is in any way inaccurate, ITC agrees to indemnify and hold harmless Target from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Target or any of its directors, officers, partners, employees or representatives is responsible.

         Section 2.24 Disclosure. No representation or warranty made by ITC in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by ITC or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of ITC after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a material adverse effect on ITC's Business that has not been set forth in this Agreement or in the ITC Disclosure Schedule. ITC has provided copies to Target of all documents and information requested by Target pursuant to Target's diligence requests.

         Section 2.25 Vote Required. The affirmative votes of the holders of a majority of the outstanding shares of ITC Common Stock and ITC Preferred Stock, voting as separate classes, are the only votes of the holders of any class or series of ITC Capital Stock necessary to approve this Agreement and the Merger.

         Section 2.26 Fairness Opinion. ITC has received a written opinion from Robertson, Stephens & Company LLC to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the ITC shareholders from a financial point of view and has delivered to Target a copy of such opinion.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                 TARGET AND SUB

         As of the date hereof, except as disclosed in a document referring specifically to the relevant subsections of this Article III which is delivered by Target to ITC prior to execution of this Agreement (the "TARGET DISCLOSURE SCHEDULE"), Target and Sub hereby represent and warrant to ITC as follows:

         Section 3.1 Corporate Organization. Target and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of California, respectively, and each has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. Target and Sub are duly qualified or licensed to do business and are in good standing as foreign corporations in each state or other jurisdiction in which the nature of their respective businesses or operations or ownership of their property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of Target and Sub taken as a whole (collectively, "TARGET'S BUSINESS"). Target has delivered to ITC complete and correct copies of Target's Certificate of Incorporation and Bylaws and Sub's Articles of Incorporation and Bylaws, in each case as amended to the date hereof.

         Section 3.2 Capital Structure. As of the date hereof the authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock, and 2,000,000 shares of Preferred Stock, $0.001 par value ("TARGET PREFERRED STOCK"). At the close of business on March 29, 1996, 14,714,661 shares of Target Common Stock were outstanding and 1,583,560 shares of Target Common Stock were reserved for issuance upon the exercise of outstanding stock options ("TARGET OPTIONS"), and no shares of Target Preferred Stock were outstanding. All outstanding shares of Target Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights except pursuant to Target Rights issued under Target's Stockholder Rights Plan. The shares of Target Common Stock issuable in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and the Merger Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by Target. Except for the shares listed above issuable pursuant to Target Options and the Target Rights issued or issuable pursuant to Target's Stockholder Rights Plan, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which Target or any Subsidiary of Target is a party or by which any of them may be bound obligating Target or any Subsidiary of Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Target or of any Subsidiary of Target or obligating Target or any Subsidiary of Target to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

         Section 3.3 Authorization, Execution and Delivery. Target and Sub each has all requisite corporate power and authority (a) to execute and deliver this Agreement, the Merger Agreement and the agreements attached as exhibits hereto to which Target or Sub is a party (the "TARGET ANCILLARY AGREEMENTS"), (b) to perform its respective obligations under this Agreement, the Merger Agreement and the Target Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Merger Agreement and the Target Ancillary Agreements by Target and Sub and the consummation by Target and Sub of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of Target and Sub. This Agreement has been duly executed and delivered by Target and Sub and, assuming its due authorization, execution and delivery by ITC, constitutes the legal, valid and binding obligation of each of them, enforceable in accordance with its terms. The Board of Directors of Target has determined that it is advisable and in the best interest of Target's stockholders for Target to enter into a strategic business combination with ITC upon the terms and subject to the conditions of this Agreement.

         Section 3.4 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any Governmental Entity is required on the part of Target or Sub in order (a) to permit Target and Sub to perform their respective obligations under this Agreement or (b) to prevent the termination of any right, privilege, license or agreement of Target, or to prevent any loss to

Target's Business, by reason of the transactions contemplated by this Agreement, except for (i) the filing of the Merger Agreement and the Certificate of Satisfaction from the Franchise Tax Board of the State of California, as required by the CGCL, (ii) the registration requirements of the Securities Act and of state securities or "Blue Sky" laws and (iii) the rules of the Nasdaq National Market applicable to the Target Common Stock.

         Section 3.5 No Conflict. Except for compliance with the governmental and regulatory requirements described in Section 3.4 hereof, neither the execution, delivery and performance of this Agreement, the Merger Agreement and the Target Ancillary Agreements by Target and Sub nor the consummation by Target and Sub of the transactions contemplated hereby and thereby, including the Subsequent Merger, will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of Target's Certificate of Incorporation, Sub's Articles of Incorporation, Target's Bylaws or Sub's Bylaws, (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, or result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to third party that is material to Target's Business, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which Target or Sub or any of their respective assets may be subject, which conflict, breach, default or violation would materially and adversely affect Target's Business, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Target or Sub, (e) materially and adversely affect any franchise, license, permit or other governmental approval which is material to Target's Business or is necessary to enable Target or Sub to carry on their respective businesses as presently conducted or is required of any employee or agent thereof to enable each of them to carry out such person's duties on behalf of Target or Sub, as the case may be, or (f) require the consent of any third party.

         Section 3.6 Reports; Accuracy of Information. Target has previously delivered to ITC true and complete copies of (a) Target's annual report on Form 10-K for the year ended March 31, 1995, as filed with the Commission, (b) all other periodic reports filed by Target with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), since March 31, 1995, and (c) all proxy statements and annual and quarterly reports furnished to Target's stockholders since March 31, 1995. As of their respective dates (or, if any such report or proxy statement shall have been amended, as of the date of such amendment), such reports and proxy statements (i) complied with all applicable provisions, rules and regulations of federal securities laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which such statements were made, not misleading. Since March 31, 1995, Target has timely filed all reports and registration statements required to be filed by Target with the Commission under the rules and regulations of the Commission.

         Section 3.7 Litigation. There is no action, suit, proceeding, investigation or claim pending or, to the knowledge of Target, threatened against Target or any its Subsidiaries which could, individually or in the aggregate, have a material adverse effect on Target's Business or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

         Section 3.8 No Material Adverse Change. Since the date of the balance sheet included in Target's most recently filed report on Form 10-Q, Target has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in Target's Business, it being understood that fluctuations in Target's Common Stock price as reported on the Nasdaq National Market shall not constitute a material adverse change in Target's Business for purposes of this paragraph or elsewhere in this Agreement where such phrase is invoked; (b) any amendment or change in the Articles of Incorporation or Bylaws of Target; (c) any damage to, destruction of or loss of any assets of the Target (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Target; or (d) any sale of a material amount of property of Target, except in the ordinary course of business.

         Section 3.9 Brokers. No broker, finder or investment banker (other than Alex Brown & Sons Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. In the event that the preceding sentence is in any way inaccurate, Target agrees to indemnify and hold harmless ITC from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Target or any of its directors, officers, partners, employees or representatives is responsible.

                                   ARTICLE IV

                                COVENANTS OF ITC

         Section 4.1 Regular Course of Business. Except as otherwise consented to in writing by Target, prior to the Effective Time ITC and its Subsidiaries shall conduct their respective businesses in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact their business organizations, keep available the services of their officers and employees and maintain positive relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them. ITC shall promptly notify Target of any event or occurrence not in the ordinary course of business and will not enter into or amend any agreement or take any action which reasonably could be expected to have a material adverse effect on ITC's Business.

         Section 4.2 Restricted Activities and Transactions. Except as provided herein or as otherwise consented to in writing by Target, prior to the Effective Time, ITC will not:

                 (a) propose, adopt or permit an amendment of ITC's Articles of Incorporation or ITC's Bylaws;

                 (b) issue, sell, encumber or deliver, or agree to issue, sell, encumber or deliver, any shares of any class of capital stock of ITC or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities (except pursuant to the exercise of ITC Options or other securities convertible into or exercisable for ITC Capital

Stock and outstanding as of the date hereof) or authorize or propose any change in its equity capitalization;

                 (c) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock,

                 (d) mortgage or pledge any of its assets, tangible or intangible;

                 (e) (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent),
(ii) cancel or agree to cancel any debts or claims, (iii) lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights (except for (A) dispositions of obsolete or worthless assets, (B) sales of immaterial assets not in excess of $25,000 in the aggregate and (C) leases of equipment in the ordinary course of business pursuant to commitments as set forth in the ITC Disclosure Schedule), or (iv) make or permit any material amendments or termination of any material contract, agreement, license or other right to which it is a party;

                 (f) grant any increase in compensation to any employee or director (except for annual increases in salary or wages of, and bonus grants made to, employees in the ordinary course of business consistent with past practice, which increases or grants have been consented to in writing by Target and have been listed in the ITC Disclosure Schedule), or amend in any respect the terms of any Plan or adopt any new Plan or similar arrangements or agreements (except in each case as specifically provided in this Agreement or as required by law), amend any employment, or enter into or amend any severance or similar arrangement;

                 (g) accelerate, amend or change the period of exercisability of any rights to purchase securities of ITC or change the vesting period of any restricted stock of ITC or authorize cash payments in exchange for any outstanding ITC Options;

                 (h) hire any management personnel or terminate any employee of ITC or any ITC Subsidiary, except in the ordinary course of business involving a person with an annual salary of less than $25,000 and only (in the case of a new hire) pursuant to an at-will arrangement without any severance benefits;

                 (i) acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or incorporate or form, or cause to be incorporated or formed, any corporation, association, joint venture, partnership, business trust or other business entity, or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the ITC Business;

                 (j) transfer the stock of any ITC Subsidiary to any other ITC Subsidiary or any assets or liabilities to any new or existing ITC Subsidiary;

                 (k) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the ITC Financial Statements;

                 (l) except in the ordinary course of business, enter into or agree to enter into any transaction material to ITC's Business;

                 (m) transfer or license to any person or entity, or otherwise extend, amend or modify, any rights to the ITC Intellectual Property Rights;

                 (n) enter into or amend any agreements pursuant to which any other party is granted most favored customer status or exclusive marketing, distribution or other similar rights with respect to any products of ITC or any ITC Subsidiary;

                 (o) violate, amend or otherwise modify the material terms of any of the contracts set forth on the ITC Disclosure Schedule;

                 (p) commence a lawsuit other than for the routine collection of bills or to enforce ITC's rights under this Agreement, or settle a lawsuit;

                 (q) change the accounting methods or practices followed by ITC or any ITC Subsidiary, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles, make or change any material Tax election, adopt or change any Tax accounting method, file any material Return or any amendment to a material Return (other than as required and in accordance with Section 4.5), enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, without the prior consent of Target, which consent will not be unreasonably withheld (for purposes of this covenant a "material" Tax Return, closing agreement, Tax claim or assessment shall mean a Tax liability with respect to each such item in excess of $25,000);

                 (r) take any action that would result in any of the representations and warranties of ITC set forth in this Agreement becoming untrue;

                 (s) make any changes in its investment portfolio other than the reinvestment of the proceeds of maturing, redeemed or prepaid securities, obligations or other investments into United States Treasury securities maturing 90 days or less from the date of investment;

                 (t) allow or permit to be done any act by which any of its insurance policies may be suspended, impaired or canceled;

                 (u) fail to comply in any material respect with all laws applicable to it; or

                 (v) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         Section 4.3 Dividends and Distributions; Repurchases. Except as otherwise consented to in writing by Target prior to the Effective Time, ITC will not declare or pay any dividend on its capital stock in cash, stock or property, and will not redeem, repurchase or otherwise acquire any shares, or rights to acquire shares, of its capital stock.

         Section 4.4 No Default or Violation. Except as otherwise consented to in writing by Target, prior to the Effective Time, ITC will use its best efforts not to (a) violate, or commit a breach of or a default under, any contract, agreement, lease, license, mortgage or commitment to which it is a party or to which any of its assets may be subject or (b) violate any statute, regulation, ordinance, writ, injunction, order, judgment or decree, or any other requirement of any governmental body or court, applicable to its assets or business, the effect of which in any such case in clauses (a) or (b) would be materially adverse to ITC's Business.

         Section 4.5 Taxes; Consent. ITC shall prepare and timely file all Returns and amendments thereto required to be filed by it and its Subsidiaries on or before the Closing Date. Between the date of this Agreement and the Closing Date, ITC shall give Target and its authorized representatives full access to all properties, books, records and Returns of or relating to ITC, whether in possession of ITC, any ITC Subsidiary or third-party professional advisors or representatives in order that Target may have full opportunity to make such investigations as it shall desire to make of the affairs of ITC. ITC shall ensure that all third-party advisors and representatives of ITC, including without limitation accountants and attorneys, fully cooperate and be available to Target in connection with such investigation. ITC shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to ITC and/or any ITC Subsidiary and shall ensure that any such agreements are of no further force or effect as to ITC or any ITC Subsidiary on and after the Closing Date.

         Section 4.6 Advice of Changes. ITC will promptly advise Target in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of ITC contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate or (b) any material adverse change in ITC's Business.

         Section 4.7 Negotiation With Others. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, ITC shall not, directly or indirectly, (a) solicit, initiate discussions or engage in negotiations with any person (whether such negotiations are initiated by ITC or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Target, relating to the possible acquisition of ITC or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such person, including without limitation a firm proposal to make such an acquisition, to be referred to as an "ACQUISITION PROPOSAL"), (b) provide information with respect to ITC or any of its Subsidiaries to any person, other than Target, relating to a possible Acquisition Proposal by any person, other than Target, (c) enter into an agreement with any person, other than Target, providing for a possible Acquisition Proposal, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person other than by Target. In addition, ITC agrees to immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of ITC (or its agents pursuant to its instruction) from taking any of the following actions: if ITC shall receive from a third party an unsolicited written proposal from a third party to acquire 100% of ITC and its entire business through a merger, consolidation, stock purchase, purchase of all or substantially all of its assets, or otherwise, and (ii) if the Board of Directors has made a good faith determination, based upon the advice of its legal counsel set forth in a written opinion or memorandum from such counsel that it would be a violation of its fiduciary duties to the shareholders of ITC to do otherwise, ITC may, without breaching this Section 4.7, furnish information to and enter into negotiations with such third party. Further, if in the reasonable good faith judgment of the ITC Board of Directors any such written proposal is reasonably likely to be consummated and is more favorable to the shareholders of ITC from a financial perspective than the terms of the Merger (a "SUPERIOR PROPOSAL"), nothing contained in this Agreement shall prevent the ITC Board of Directors from approving, accepting and recommending to the shareholders of ITC a Superior Proposal, if the ITC Board of Directors has made a good faith determination, based upon the advice of its legal counsel set forth in the written opinion or memorandum from such counsel, that it would be a violation of its fiduciary duties to the shareholders of ITC to do otherwise; provided that in each such event ITC notifies Target of such determination by the ITC Board of Directors and provides Target with a true and complete copy of the Superior Proposal received from such third party and of all documents containing or referring to information of ITC that is supplied to such third party. Except to the extent expressly referenced in this Section 4.7, nothing in this Section 4.7 shall relieve ITC from complying with the other terms of this Agreement, including, without limitation, the provisions of Sections 6.2 and 12.1(g) below.

         Section 4.8 Acquisition Proposals. ITC will provide Target with immediate notice of any inquiry or offer ITC receives from or on behalf of any third party of the type referred to in Section 4.7 hereof, including in such notice the identity of the third party and a complete description of any such inquiry or offer, and will provide Target with immediate notice if ITC provides or furnishes any information to any third party relating to a possible Acquisition Proposal.

         Section 4.9 Consents, Approvals and Filings. ITC will use its best efforts to comply as promptly as practicable with the governmental requirements specified in Section 2.5 hereof and to obtain on or before the Closing all necessary approvals, authorizations, consents, licenses, clearances or orders of Governmental Entities referred to in such section or of other persons referred to in Section 2.6 or the ITC Disclosure Schedule.

         Section 4.10 Access to Records and Properties. Target may, prior to the Effective Time, through its employees, agents and representatives, continue to conduct or cause to be conducted a detailed review of the business, financial condition, properties, assets, books and records of ITC. ITC agrees to assist Target in conducting such review and investigation and will provide, and will cause its independent public accountants to provide (subject to Target's agreement to any hold-harmless or indemnity reasonably required by such independent public accountants), Target and its employees, agents and representatives full access to, and complete information concerning all aspects of the business of ITC, including its books, records (including Returns filed or in preparation), personnel and premises, the audit work papers and other records relating to ITC of its independent public accountants. Neither any investigation by Target nor the receipt by Target of any data or information from ITC, its independent public accountants and other representatives or advisors will affect the right of Target or Sub to rely on the representations, warranties or covenants of ITC or the right of Target to terminate this Agreement as provided in Section 12.1 hereof.

         Section 4.11 Reorganization. From and after the date hereof and until the Effective Time, ITC will not, and ITC will use its reasonable best efforts to cause the ITC Affiliates not to, knowingly take any action, or knowingly fail to take any action which is reasonable and not materially burdensome to ITC or its shareholders, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 4.12 Non-Competition Agreements. Prior to the Closing, ITC will use its reasonable efforts to cause Ray H. Dormandy, Jr. and Julie D. Bell to execute and deliver to Target Non-Competition Agreements substantially in the form of Exhibit B attached hereto (the "NON- COMPETITION AGREEMENTS").

         Section 4.13 Shareholder Agreement. Prior to the Closing, ITC will use its reasonable efforts to obtain from the holders of ITC Capital Stock executed copies of the Shareholder Agreement substantially in the form of Exhibit C attached hereto (the "SHAREHOLDER AGREEMENT").

         Section 4.14 Protection and Declaration of Inventions. Prior to the Closing, ITC will use its best efforts to cause all persons who are employees of or consultants to ITC on or after the date of this Agreement to execute and deliver a Protection and Declaration of Inventions substantially in the form attached hereto as Exhibit D (an "ITC EMPLOYEE DECLARATION").

         Section 4.15 Inventory Audit. Prior to the Closing, ITC will conduct a book-to-physical audit of ITC's inventory. Target will have the right to have a company representative and a representative of Target's independent auditors present during the conduct of such audit.

                                   ARTICLE V

                          COVENANTS OF TARGET AND SUB

         Section 5.1 Listing Application. Target will prepare and submit to the Nasdaq National Market an additional listing application covering the Merger Securities issuable in connection with the Merger and will use its best efforts to obtain approval for the listing of such securities upon official notice of issuance.

         Section 5.2 Reorganization. From and after the date hereof, Target will not, and Target will use its reasonable best efforts to cause its affiliates not to, knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 5.3 Registration Rights. Target hereby grants, effective as of the Effective Time, the registration rights set forth in the Declaration of Registration Rights attached as

Exhibit E hereto to all holders of Target Common Stock issued as a result of the merger; provided that in the event that there is then in effect a registration statement on Form S-8 pursuant to Section 5.4 below, the shares of Target Common Stock covered by such registration statement shall not be entitled to the registration rights granted under this paragraph.

         Section 5.4 Form S-8. At or as soon as practicable after the Effective Time, Target shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Target Common Stock subject to ITC Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ITC Options remain outstanding. The parties specifically contemplate that such Form S-8 may be either a new Form S-8 or an amendment to an existing Form S-8, at Target's sole discretion.

         Section 5.5 Employee Benefits. Promptly following the Effective Time, Target will take all steps necessary to make available to those employees of ITC that will become employees of Target or the Surviving Corporation all employee benefits then offered to Target employees of like circumstance.

         Section 5.6      Maintenance of ITC Indemnification Obligations.

                 (a) Subject to and following the Effective Time, the Surviving Corporation shall, and Target shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified ITC Parties (as defined below) to the extent provided in the Bylaws of ITC as in effect on the date of this Agreement. The Surviving Corporation shall, and Target shall cause the Surviving Corporation to, keep in effect such provisions, which shall not be amended except as required by applicable law or to make changes permitted by the CGCL that would enlarge the rights to indemnification available to the Indemnified ITC Parties and changes to provide for exculpation of director and officer liability to the fullest extent permitted by the CGCL. If the Surviving Corporation fails to perform its indemnification obligations to any Indemnified ITC Party, Target shall provide the indemnification directly. The indemnification obligations to officer and directors of ITC shall also be extended to all employees, and agents of ITC. For purposes of this Section 5.6, "INDEMNIFIED ITC PARTIES" shall mean the officers, directors, employees and agents of ITC.

                 (b) Subject to and following the Effective Time, Target and the Surviving Corporation shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorney's fees, that may be incurred by any Indemnified ITC Party in enforcing the rights provided in this
Section 5.6 and shall make any advances of such expenses to the Indemnified ITC Party that would be available under the ITC Bylaws with regard to the advancement of indemnifiable expenses, subject to the undertaking of such party to repay such advances in the event that it is ultimately determined that such party is not entitled to indemnification.

                 (c) The provisions of this Section 5.6 shall be in addition to any other rights available to the Indemnified ITC Parties, shall survive the Effective Time of the Merger, and are expressly intended for the benefit of the Indemnified Parties.

         Section 5.7 Mitigation and Involvement. Following the Effective Time, in connection with the termination of unwritten arrangements between ITC and certain third parties, Target will use its reasonable efforts (a) to avoid paying termination penalties or "break-up fees" that may constitute recoverable Losses pursuant to Article XI below based upon ITC's representation in Section 2.9(a)(xi) above and (b) to involve Ray H. Dormandy, Jr., President of ITC prior to the effective time, in the discussions with any such party to be terminated, particularly where a penalty or "break-up fee" is likely to be incurred.

                                   ARTICLE VI

                                MUTUAL COVENANTS

         Section 6.1      Confidentiality.

                 (a) In connection with the negotiation of this Agreement, the preparation for the consummation of the transaction contemplated hereby, and the performance of obligations hereunder, each party hereto acknowledges that it has had, and will have, access to confidential information relating to the other party, including, but not limited to, technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the parties or their respective representatives which contain or otherwise reflect or are generated from such information. All such information is herein referred to as "CONFIDENTIAL INFORMATION"; provided, however, that the term "Confidential Information" does not include information received by a party in connection with the transaction contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was within such party's possession (as evidenced by duly authenticated writings) prior to its being furnished to such party by or on behalf of the other party in connection with the transaction contemplated hereby, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other person with respect to such information.

                 (b) Nothing in this Section 6.1 is intended to grant any rights under any patent or copyright of either party, nor shall this Section
6.1 grant any right in or to the other party's Confidential Information. Each party shall use the other party's Confidential Information solely for the purpose of consummating the transaction contemplated by this Agreement and shall use reasonable efforts to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its representatives and affiliates who need to know such Confidential Information in connection with the transaction contemplated hereby. Each party shall cause its representatives to comply with the covenants in the preceding sentence.

                 (c) All Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Target shall, and shall cause its representatives to, promptly return to ITC, and ITC shall, and shall cause its representatives to, promptly return to Target, all Confidential Information (including all copies, summaries and extracts thereof and return or destroy all analyses, compilations, studies or other documents, records or data which contain, reflect or are generated from such Confidential Information) furnished to Target or ITC, as the case may be, by the other party in connection with the transactions contemplated hereby.

                 (d) If a party or any of its representatives or affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is otherwise required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion or the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

                 (e) Each party agrees that its obligations provided herein are necessary and reasonable in order to protect the other party and its business, and each party expressly agrees that monetary damages would be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein. Accordingly, each party agrees and acknowledges that any such breach or threatened breach will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, such party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

         Section 6.2      Expenses.

                 (a) Except as otherwise provided in this Section 6.2, in the event the Merger is not consummated, Target and ITC will each separately bear its own expenses incurred in connection with this Agreement or any transaction contemplated hereby, except that in the event that the Closing occurs, any fees and expenses of ITC's legal, accounting and financial advisors in excess of an aggregate of $500,000 will be deducted from the Aggregate Dollar Amount, as set forth in Section 1.3(a) above, and result in a decrease in the number of Target Merger Shares issuable by Target in connection with this transaction.

                 (b) If this Agreement is terminated pursuant to Sections 12.1(f) or 12.1(g), then ITC shall pay to Target within three business days of such termination an amount equal to $1,000,000 by check or wire transfer (subject, in each case, to the proviso regarding terminations resulting from a material adverse change in Target's Business subsequent to the date of this

Agreement and prior to the Effective Time). Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.

     Section 6.3 Public Announcements. Except as provided for herein, Target and ITC shall not from and after the date hereof and prior to the Effective Time make, issue or release any public announcement, press release, public statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein (including any generally disseminated communication to employees, customers or the trade) without the prior consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or disclosures which any party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or disclosure by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than one calendar day prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or disclosure with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. If, based upon the advice of its outside legal counsel, Target believes it to be necessary to meet its public disclosure obligations or otherwise desirable, the parties will issue a mutually agreed upon joint press release announcing the execution and delivery of this Agreement.

         Section 6.4      Agreements to Cooperate.

                 (a) ITC shall take, and shall cause its Subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on ITC or its Subsidiaries with respect to the Merger and shall take all reasonable actions necessary to cooperate promptly with and furnish information to Target in connection with any such requirements imposed upon Target or Sub or any Subsidiary of Target or Sub in connection with the Merger. ITC shall take, and shall cause its Subsidiaries to take, all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with Target or Sub and their Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by ITC or any of its Subsidiaries (or by Target or Sub or any of their Subsidiaries) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of ITC to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to ITC pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling, the entry, or promulgation thereof, as the case may be; provided, however, that ITC shall not be obligated to, nor shall ITC be obligated to cause its Subsidiaries to, dispose of or hold separate all or a material portion of the business or assets of ITC and its Subsidiaries, taken as a whole.

                 (b) Target and Sub shall take, and shall cause their Subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them or their Subsidiaries with respect to the Merger and shall take all reasonable actions necessary to cooperate promptly with and furnish information to ITC in connection with any such requirements imposed upon ITC or any Subsidiary of ITC in connection with the Merger. Target and Sub shall take, and shall cause their Subsidiaries to take, all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with ITC and its Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Target or Sub or any of their Subsidiaries (or by ITC or any of its Subsidiaries) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of Target or Sub to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to Target or Sub pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that Target shall not be obligated to, nor shall Target be obligated to cause its Subsidiaries to, dispose of or hold separate or otherwise relinquish all or a portion of the business or assets of Target and its Subsidiaries, taken as a whole, or to change its or ITC's business in any way.

                 (c) The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust or fair trade law.

         Section 6.5 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Target and its Board of Directors or ITC and its Board of Directors, as the case may be, shall use their reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

         Section 6.6 Additional Agreements. In case at any time after the Effective Time of the Merger any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of ITC and Sub, the proper officers and directors of each corporation party to this Agreement shall take all such necessary action.

         Section 6.7 Transfer of Sub. Each of Target and ITC agrees that, notwithstanding the other provisions of this Agreement, Target shall have the right prior to or after the Effective Time to transfer the outstanding shares of Sub or the Surviving Corporation to another wholly-owned subsidiary of Target.

                                  ARTICLE VII

                                PROXY STATEMENT

         Section 7.1 Preparation. Target and ITC will cooperate in the prompt preparation by ITC of a proxy statement for submission to the shareholders of ITC in connection with the ITC Special Meeting (the "PROXY STATEMENT").

         Section 7.2      Representations, Warranties and Covenants of ITC.
ITC represents and warrants to Target that the Proxy Statement will not, at the time of its issuance, at the time of the ITC Special Meeting and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading except that no representation or warranty is made with respect to information set forth in the Proxy Statement concerning Target or any Subsidiary thereof furnished by Target or any such Subsidiary in writing expressly for use in the Proxy Statement.
ITC will promptly advise Target in writing if at any time prior to the Effective Time it obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

         Section 7.3 Representations, Warranties and Covenants of Target. Target represents and warrants to ITC that the information set forth in the Proxy Statement concerning Target or any Subsidiary thereof furnished by Target or any such Subsidiary to ITC in writing expressly for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Target will promptly advise ITC in writing if at any time prior to the Effective Time it obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

         Section 7.4 Mailing to Shareholders; Recommendation of ITC Board; ITC Special Meeting. ITC will cause the Proxy Statement to be mailed to ITC's shareholders as soon as practicable after the date hereof in accordance with applicable state law. ITC will call the ITC Special Meeting to be held as promptly as practicable for the purpose of obtaining the shareholder approval of this Agreement and the Merger and shall use all reasonable efforts to obtain such approval. ITC shall coordinate and cooperate with Target with respect to the timing of the ITC Special Meeting. ITC shall not change the date of the ITC Special Meeting without the prior written consent of Target, nor shall ITC adjourn the ITC Special Meeting without the prior written consent of Target, unless such adjournment is due to the lack of a quorum, in which case the Chairman of the ITC Special Meeting shall announce at such meeting the time and place of the adjourned meeting.

                                  ARTICLE VIII

                        CONDITIONS TO THE OBLIGATIONS OF
                                 TARGET AND SUB

         The obligations of Target and Sub under this Agreement to consummate the Merger will be subject to the satisfaction, or to the waiver by them in the manner contemplated by Section 13.2, on or before the Closing, of the following conditions:

         Section 8.1 Representations and Warranties. The representations and warranties of ITC contained in this Agreement will be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for statements which address items only as of a particular date, with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions which in the aggregate do not have a material adverse effect on Target's Business.

         Section 8.2 Performance of Covenants. ITC shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing.

         Section 8.3      No Governmental or Other Proceeding or Litigation.
No order of any court or administrative agency will be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect Target's ownership of ITC; no suit, action, or proceeding by any Governmental Entity or other person or entity, or investigation or inquiry by any Governmental Entity, will be pending or, in the case of a Governmental Entity, threatened against Target, Sub or ITC, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby, including the Subsequent Merger, or which seeks to limit or otherwise affect Target's ownership of ITC, and no written advice shall have been received by Target, Sub, ITC or their respective counsel from any Governmental Entity, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Target's ownership of ITC and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which would (a) make the consummation of the Merger illegal, (b) render Target, Sub or ITC unable to consummate the Merger or (c) prohibit Target's, Sub's or ITC's ownership or operation of all or any material portion of the business or assets of ITC and its Subsidiaries, taken as a whole, as a result of the Merger, or compel Target, Sub or ITC to dispose of or hold separate all or any material portion of the business or assets of ITC and its Subsidiaries, taken as a whole.

         Section 8.4 Approvals and Consents. The approval of the shareholders of ITC referred to in Section 1.8 hereof, and all approvals and authorizations of the governmental entities and other third parties referred to in Sections 2.5, 2.6, 3.4 and 3.5 hereof and in the ITC Disclosure Schedule shall have been obtained.

         Section 8.5 Opinion of Counsel. Target shall have received from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation counsel to ITC, an opinion dated the date of the Closing and addressed to Target, substantially in the form attached hereto as Exhibit F.

         Section 8.6 Certificate. Target shall have received a certificate signed by the Chief Executive Officer of ITC to the effect that the conditions set forth in Section 8.1 and 8.2 have been met.

         Section 8.7 Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed four percent (4%) of the outstanding shares of ITC Capital Stock immediately prior to the Effective Time.

         Section 8.8 No Material Adverse Change. There shall have been no material adverse change in ITC's Business from the date hereof through the Closing Date.

         Section 8.9 Resignation of Directors. The directors of ITC in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

         Section 8.10 FIRPTA. At the Closing, ITC shall deliver to Target a properly executed statement conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(l)(i) and 1.445-2(c)(3) and ITC further agrees to provide the notification to the Internal Revenue Service required pursuant to Treasury Regulation Section 1.897-2(h)(2).

         Section 8.11 ITC Warrants. Except for the ITC Options, all warrants, options or other rights to purchase shares of ITC Capital Stock shall have terminated by full exercise or cancellation thereof.

         Section 8.12     Inventory Audit.   Target shall have received in
writing at or prior to the Closing the results of the book-to-physical audit of ITC's inventory conducted by ITC between the date of execution of this Agreement and the Closing.

         Section 8.13 Non-Competition Agreements. Target shall have received at or prior to the Closing from each of Ray H. Dormandy, Jr. and Julie D. Bell a Non-Competition Agreement executed by such person.

         Section 8.14 Shareholder Agreement. Target shall have received at or prior to the Closing from holders of not less than ninety-six (96%) of ITC's Capital Stock a duly executed Shareholder Agreement.

         Section 8.15 ITC Employee Declarations. ITC shall have obtained from each ITC employee and consultant at the Effective Time, and delivered to Target, an executed ITC Employee Declaration.

         Section 8.16 Exchange and Escrow Agreement. Target, the Representatives, The First National Bank of Boston and State Street Bank & Trust Co. shall have entered into an Exchange and Escrow Agreement substantially in the form attached hereto as Exhibit G.

         Section 8.17 Termination of Agreements. ITC shall have obtained from the parties in interest thereto, and delivered to Target, an agreement to terminate ITC's Amended and Restated Investors Rights Agreement dated as of July 31, 1995.

         Section 8.18 ITC Advisors. ITC shall have obtained from its legal, accounting and financial advisors, and delivered to Target, final invoices for services rendered by such parties in connection with the Merger (the "Final Invoices") which shall include the written representation of such advisors that such invoices set forth all fees and expenses incurred by or owed to such advisors by ITC in connection with the Merger.

                                   ARTICLE IX

                        CONDITIONS TO ITC'S OBLIGATIONS

         The obligations of ITC under this Agreement to consummate the Merger will be subject to the satisfaction, or to the waiver by ITC in the manner contemplated by Section 13.2, on or before the Closing, of the following conditions:

         Section 9.1 Representations and Warranties. The representations and warranties of Target and Sub contained in this Agreement will be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

         Section 9.2 Performance of Covenants. Target and Sub shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each prior to or at the Closing.

         Section 9.3      No Governmental or Other Proceeding or Litigation.
No order of any court or administrative agency will be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect Target's ownership of ITC; no suit, action or proceeding by any Governmental Entity or other person or entity or investigation by any Governmental Entity, will be pending or, in the case of a Governmental Entity, threatened against Target, Sub or ITC, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby, including the Subsequent Merger, or which seeks to limit or otherwise affect Target's ownership of ITC; and no written advice shall have been received by Target, Sub, ITC or their respective counsel from any Governmental Entity, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Target's ownership of ITC and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which would (a) make the consummation of the Merger illegal or (b) render Target, Sub or ITC unable to consummate the Merger.

         Section 9.4 Approvals and Consents. The approval of the shareholders of ITC referred to in Section 1.8 hereof, and all approvals and authorizations of the Governmental Entities and other third parties referred to in Sections 2.5, 2.6, 3.4 and 3.5 hereof shall have been obtained.

         Section 9.5 Opinion of Counsel. ITC shall have received from Venture Law Group, A Professional Corporation, counsel to Target and Sub, an opinion dated the date of the Closing and addressed to ITC, substantially in the form attached hereto as Exhibit H.

         Section 9.6 Tax Opinion. ITC shall have received an opinion, dated the Closing Date, of Wilson, Sonsini, Goodrich & Rosati, legal counsel to ITC, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on reasonable representations of Target, Sub, ITC and certain ITC shareholders.

         Section 9.7 Certificates. ITC shall have received certificates signed by the Chief Financial Officer of each of Target and Sub to the effect that the conditions set forth in Sections 9.1 and 9.2 have been met.

         Section 9.8 Employment Agreements. Target shall have delivered at or prior to the Closing duly executed Employment Agreements in substantially the forms attached hereto as Exhibits I-1 and I-2 with Ray H. Dormandy and Julie D. Bell, respectively.

         Section 9.9 No Material Adverse Change. There shall have been no material adverse change in Target's Business from the date hereof through the Closing Date.

                                   ARTICLE X

                                    CLOSING

         Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to a provision of Article XII hereof, a closing (the "CLOSING") will be held, as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VIII and IX, at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. At the date of the Closing (the "CLOSING DATE"), the documents referred to in Articles VIII and IX will be exchanged by the parties and, immediately thereafter, the Merger Agreement will be filed by ITC and Sub with the Secretary of State of the State of California.

                                   ARTICLE XI

                              INDEMNITY AND ESCROW

         Section 11.1     Indemnification.

                 (a) From and after the Effective Time, ITC's shareholders shall indemnify and hold harmless Target, Target's Subsidiaries (including the Subsidiaries of ITC) and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (collectively, the "INDEMNIFIED PARTIES") from and against any claims, losses, liabilities, damages, arbitration or any legal actions (including, without limitation, interest, penalties and reasonably incurred costs, expenses and legal fees and expenses) (collectively, "LOSSES") arising from or in connection with any breach of a representation, warranty, covenant or agreement of

ITC contained in this Agreement, including any Exhibits or Schedules attached hereto, and the Merger Agreement, which breach becomes known to Target, and is asserted in accordance with Section 11.7 below, within eighteen (18) months following the Effective Date. Losses in each case shall be net of the amount of any insurance proceeds, indemnity and contribution actually recovered by Target or the Surviving Corporation.

                 (b) The ITC shareholders shall be not obligated to indemnify the Indemnified Parties pursuant to this Article XI except and to the extent that aggregate Losses by Indemnified Parties exceed one hundred thousand dollars ($100,000) (the "BASKET AMOUNT"), whereupon the ITC shareholders shall be obligated to indemnify the Indemnified Parties for all Losses in excess of such amount.

         Section 11.2 Escrow of Shares. At the Effective Time ten percent (10%) of the Target Merger Shares (rounded down to the nearest whole share) will be deposited with State Street Bank & Trust Co. (or other institution acceptable to Target and the Representatives (as defined in Section 11.6)), as the escrow agent (the "ESCROW AGENT"), for the indemnification of Losses pursuant to Section 11.1(a) (the "ESCROW FUND"). The Escrow Fund will be governed by the terms set forth herein and maintained at Target's sole cost and expense. The shares of Target Common Stock deposited in the Escrow Fund shall be referred to as "ESCROW SHARES." Each ITC shareholder at the Effective Time is referred to as a "FORMER ITC SHAREHOLDER." The obligation of Target to deliver the Escrow Shares otherwise issuable to the Former ITC Shareholders upon the Merger shall be subject to reduction to satisfy the Former ITC Shareholders' obligations under this Article XI. Claims for Losses made by Target or any other Indemnified Party that (a) are accepted as valid by the Representatives (as defined in Section 11.6), or (b) are determined to be valid through arbitration proceedings or which otherwise are allowed as described in this Article XI, shall reduce the number of Escrow Shares issuable to the Former ITC Shareholders by the number of Escrow Shares (rounded to the closest whole number) equal to the amount of such Losses divided by the deemed Average Closing Price for purposes of Section 1.3(a) above. As to each Former ITC Shareholder, any such reduction shall be made on a pro rata basis based upon the Proportionate Interest (as defined below) of each Former ITC Shareholder. The interest of each Former ITC Shareholder in the Escrow Shares shall not be assignable or transferable in any manner except by operation of law, by will or by the laws of descent until such Escrow Shares are issued to the Former ITC Shareholders.

         Section 11.3     Remedies.

                 (a) The Escrow Fund provided for herein is intended by the parties to this Agreement to apply to breaches of any representation, warranty, covenant or agreement of ITC contained in this Agreement, including any Exhibits or Schedules attached hereto, and the Merger Agreement, and, except as otherwise provided herein, resort to the Escrow Fund shall be the exclusive remedy of the Indemnified Parties for such breaches. Notwithstanding the foregoing, the restrictions set forth herein do not limit any other potential remedies of Target for any fraud or willful deceit by ITC, its officers, directors or affiliates.

                 (b) With respect to Losses resulting from a breach by either Ray H. Dormandy or Julie D. Bell of the representations made by them in their individual capacities, Target agrees that it will initially pursue indemnification of such Losses out of the Escrow Fund (to the extent that the Escrow Fund has not already been fully utilized to compensate Losses) pursuant to the claim provisions set forth in this
Article XI, and, to the extent that such Losses exceed the amount available in the Escrow Fund, Mr. Dormandy or Ms. Bell will only be personally responsible for such excess Losses to the extent that such Losses relate to fraud or willful deceit by Mr. Dormandy or Ms. Bell.

         Section 11.4     Term of Escrow.

         (a) Escrow Shares. The Escrow Agent shall deliver the Escrow Shares, after giving effect to the reductions in or holdbacks of the number of Escrow Shares as described in Section 11.2 above or Section 11.4(b) below to the Former ITC Shareholders on the date eighteen (18) months following the Closing Date, or earlier if determined by Target in its sole discretion (the "ESCROW EXPIRATION DATE"). The period commencing upon the Closing Date and ending upon the Escrow Expiration Date shall be referred to as the "ESCROW HOLDBACK PERIOD."

         (b) Extension of Escrow. Notwithstanding Section 11.4(a), to the extent Target has made a claim which is being disputed by the Representatives in accordance with Section 11.7 below on the Escrow Expiration Date, the Escrow Agent shall withhold the delivery of and maintain in the Escrow Fund such number of Escrow Shares as is reasonably necessary in the opinion of the Escrow Agent to satisfy such claim and upon resolution of such claim such withheld Escrow Shares, after giving effect to any appropriate further reduction under
Section 11.2, shall be transferred by the Escrow Agent into the respective names of the Former ITC Shareholders. The period during which any escrow of Escrow Shares existed under this Agreement is referred to herein as the "ESCROW PERIOD." Upon expiration of the Escrow Period, the Escrow Fund shall terminate and the Escrow Agent shall deliver to each Former ITC Shareholder his, her or its Proportionate Interest in the Escrow Shares remaining in the Escrow Fund.

         (c) Protection of Escrow Funds. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Target and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

         (d)     Distributions; Voting.

                      (i) Any shares of Target Common Stock or other equity securities issued or distributed by Target (including shares issued upon a stock split) ("NEW SHARES") in respect of shares of Target Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Target Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the holders thereof. When and if cash dividends on shares of Target Common Stock in the Escrow Fund shall be declared and paid, they shall not be added to the Escrow Fund but shall be paid to the Former ITC Shareholders according to their Proportionate Interest in the Escrow Fund.

                      (ii) Each Former ITC Shareholder shall have voting rights with respect to the shares of Target Common Stock contributed to the Escrow Fund on behalf of such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Target Common Stock) so long as such shares of Target Common Stock or other voting securities are held in the Escrow Fund.

         Section 11.5 "Proportionate Interest" Defined. Each Former ITC Shareholder's "PROPORTIONATE INTEREST" shall be a fraction calculated by dividing (a) the number of shares of ITC capital stock held by such Former ITC Shareholder at the Effective Time by (b) the result of (i) the aggregate number of shares of ITC Capital Stock outstanding at the Effective Time less (ii) the aggregate number of shares of ITC Capital Stock entitled to dissenter's rights under Chapter 13 of CGCL (which number shall be reduced to the extent that such rights are not perfected).

         Section 11.6 ITC Shareholders' Representatives. During the Escrow Period, the Former ITC Shareholders shall be represented hereunder by S. Allan Johnson and Julie D. Bell or their designees (the "REPRESENTATIVES"). The terms under which the Representatives will act will be as set forth in the Shareholder Agreement and are hereby incorporated herein by reference and made a part hereof, which will be binding on all Former ITC Shareholders, irrespective of whether it is executed by such Former ITC Shareholders.

         Section 11.7     Mechanics of Making Claims.

                 (a) In the event that any written claim or demand for which Target or any other Indemnified party is entitled to indemnification is sought against Target or sought to be collected from Target or any other Indemnified Party by a third party, promptly after the assertion of any such claim or demand, or otherwise promptly upon discovery of any other Loss for which Target or any other Indemnified Party seeks indemnification, Target or such other Indemnified Party shall notify the Escrow Agent and the Representatives of such claim, demand or Loss; provided, however, that the failure promptly to give such notice shall not affect Target's rights hereunder except to the extent that such failure shall adversely affect the Former ITC Shareholders or their rights hereunder. Target shall advise the Representatives of all material facts relating to such assertion within the knowledge of Target, and shall afford the Representatives, in the event that they do not assume such defense pursuant to Section 11.7(d) below, the opportunity to participate, at their own expense, in the defense against such claims for liability, provided that Target shall control such defense.

                 (b) On the date 20 business days following the receipt by the Escrow Agent and the Representatives of written notice from Target or any other Indemnified Party of a claim of indemnification pursuant to this Article XI, including the material facts upon which such claim is based and the amount of the Losses with respect to such claim, the Escrow Agent shall, subject to the provisions of Section 11.7(c), deliver to Target or such other Indemnified Party out of the Escrow Fund, as promptly as possible, that number of Escrow Shares (rounded to the closest whole number) equal to the amount of such losses divided by the deemed Average Closing Price for purposes of Section 1.3(a) above.

                 (c) If the Representatives shall notify Target and the Escrow Agent in writing within such 20 business day period of their objection to a claim of indemnification, the Escrow

Shares shall not be delivered to Target until the rights of the Former ITC Shareholders and Target or such other Indemnified Party with respect thereto have been agreed upon between the Representatives and Target or such other Indemnified Party or until such rights are finally determined through binding arbitration, which may be demanded by either the Representatives or an Indemnified Party unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by binding arbitration conducted by one arbitrator to be mutually agreed upon by the Representatives and the Indemnified Party(ies), or, if the parties cannot agree upon one arbitrator, by a panel of three arbitrators, one of whom will be selected by each of the Representatives on the one hand and the Indemnified Party(ies) on the other, which two selected arbitrators shall then mutually agree upon a third panel member. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Escrow Agent shall be entitled to act in accordance with such determination and to make or withhold payments out of the Escrow Fund in accordance therewith. The costs and expenses (including reasonable counsel fees) of any such arbitration proceeding shall be borne as the arbitrator(s) determine to be fair under the circumstances.

                 (d) Target shall have the right (i) to defend, settle or compromise any claim or liability subject to indemnification under this Article XI, and (ii) to be indemnified from and against all Losses resulting therefrom (but the Representatives shall not be prevented from contesting such Loss pursuant to the terms of Section 11.7(c)), unless the Representatives, within 20 calendar days after receiving such notice of the claim or liability in accordance with Section 11.7(a) notify Target in writing that they intend to assume the defense against such claim or liability and in fact promptly do so.

                 (e) Except as otherwise provided in Section 11.7(d), the Former ITC Shareholders shall not be liable under this Article XI for any settlement effected without the prior consent of the Representatives (which consent may not be unreasonably withheld) of any claim, liability or proceeding for which indemnity may be sought hereunder. In the event that the Representatives assume the defense of any claim, liability or proceeding pursuant to Section 11.7(d), the Representatives may not settle any such claim liability or proceeding without the prior consent of Target (which consent may not be unreasonably withheld).

         Section 11.8     Escrow Agent's Duties.

                 (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Target and by each of the Representatives, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                 (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                 (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                 (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                 (e) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Target and the Representatives pursuant to the provisions of this Agreement; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Target and the Representatives shall use their best efforts to mutually agree upon a successor agent within 30 days after receiving such notice. If the parties fail to agree upon a successor transfer agent within such time, Target shall have the right to appoint a successor escrow agent authorized to do business in California. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

         Section 11.9 ITC Shareholder Escrow. At the Effective Time, three percent (3%) of the Target Merger Shares otherwise issuable in connection with the Merger shall be issued into a separate escrow (the "ITC SHAREHOLDER ESCROW") in order to provide for the payment of out-of-pocket expenses incurred by the Representatives in connection with their services in such capacity; provided, that such escrow arrangement is approved by the holders of a majority of the shares of ITC Capital Stock (voting as a single class) prior to the Effective Time. Target acknowledges that the Target Merger Shares issued into the ITC Shareholder Escrow are entitled to the registration rights granted pursuant to Section 5.3 and Target agrees to provide reasonable assistance to the Representatives and their appointed escrow agent in liquidating such securities through the exercise of registration procedures established pursuant to such section.

                                  ARTICLE XII

                                  TERMINATION

                 Section 12.1     Termination and Abandonment.   This Agreement
may be terminated and the Merger may be abandoned before the Effective Time, notwithstanding any approval and adoption of this Agreement by the shareholders of ITC or by Target in its capacity as sole stockholder of Sub:

                 (a) by the mutual written consent of the Boards of Directors of Target and ITC;

                 (b) by Target or by ITC at any time after June 30, 1996 (or such later date as shall have been agreed to in writing by them, acting through their respective Boards of Directors) if the Merger for any reason has not by such date become effective; provided, however, that this provision shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (c) by either Target or ITC if a permanent injunction or other order by any federal or state court would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable; or

                 (d) by Target if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of ITC and such breach has not been cured within five business days after written notice from Target to ITC (provided, that Target is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

                 (e) by ITC if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Target or Sub and such breach has not been cured within five business days after written notice from ITC to Target or Sub (provided, that ITC is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

                 (f) by Target or ITC, if the required approval of the shareholders of ITC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at the ITC Special Meeting or at any adjournment thereof to the extent determined to be necessary subsequent to the date hereof; provided, that termination by ITC pursuant to this paragraph shall result in the payment of certain fees described under Section 6.2 above unless such failure results from the occurrence of a material adverse change in Target's Business after the date of this Agreement and prior to the Effective Time; or

                 (g) by ITC or Target, if the ITC Board of Directors, pursuant to the exercise of its fiduciary obligations to the ITC shareholders under the CGCL, shall have (i) accepted or approved, or recommended to the shareholders of ITC a Superior Proposal, or (ii) amended, withheld or withdrawn its recommendation of the Merger; provided, that termination pursuant to this paragraph shall result in the payment of certain fees described under
Section 6.2 unless such action results from the occurrence of a material adverse change in Target's Business after the date of this Agreement and prior to the Effective Time.

         The power of termination provided for by this Section 12 may be exercised for Target or ITC only by their respective Boards of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chief Executive Officer or other duly authorized officer, shall have been given to the other and all fees and expenses required to be paid under Section 6.2, if any, shall have been paid. If this Agreement is terminated in accordance with this Section 12.1, the Merger will be abandoned without further action by Target, Sub or ITC.

         Section 12.2 Effect of Termination. In the event of termination and abandonment of the Merger pursuant to Section 12.1, none of Target, Sub, or ITC shall have any liability or further obligation to any of the others except as provided in Sections 6.1 and 6.2 and except for any breach of this Agreement; and neither Ray H. Dormandy, Jr. nor Julie D. Bell shall have any personal liability.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         Section 13.1 Amendment and Modification. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of Target, Sub and ITC or by their respective officers duly authorized by such Boards of Directors by an appropriate written instrument executed at any time prior to the Effective Time.

         Section 13.2 Waiver of Compliance. To the fullest extent permitted by law, each of Target, Sub and ITC may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the others or waive compliance by the others with any of the covenants, or waive any of the conditions to its obligations, contained herein; provided, however, that the obtaining of the approval of the shareholders of ITC referred to in Section 1.8 hereof will not be waivable. No such extension of time or waiver will operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 13.3 No Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained herein will not be deemed to be waived or otherwise affected by any investigation made by the other party hereto. Such representations and warranties will be extinguished by and will not survive the Effective Time, except with respect to the remedies set forth in Article XI and except for remedies that may be available for fraud.

         Section 13.4 Notices. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, or when given by facsimile transmission (promptly confirmed in writing), as follows:

                 (a)      If to Target or Sub:

                          Target Therapeutics, Inc.
                          47201 Lakeview Boulevard
                          Fremont, CA  94538
                          Telephone No.:  (510) 440-7700
                          Telecopy No.:  (510) 440-7780
                          Attention: Gary R. Bang, President and Chief Executive Officer

                          with a copy to:

                          Venture Law Group,
                          A Professional Corporation
                          2800 Sand Hill Road
                          Menlo Park, California  94025
                          Telephone No.:  (415) 854-4488
                          Telecopy No.:  (415) 854-1121
                          Attention:  Michael W. Hall, Esq.

or to such other person as Target or Sub designates in writing delivered to ITC in the manner provided in this Section 13.4;

                 (b)      If to ITC:

                          Interventional Therapeutics Corporation
                          48668 Milmont Drive
                          Fremont, CA  94538
                          Telephone No.:  (510) 249-9866
                          Telecopy No.:  (510) 252-8654
                          Attention: Ray H. Dormandy, Jr., President and Chief Executive Officer

                          with copies to:

                          Wilson, Sonsini, Goodrich & Rosati,
                          Professional Corporation
                          650 Page Mill Road
                          Palo Alto, California  94304-1050
                          Telephone No.:  (415) 493-9300
                          Telecopy No.:  (415) 493-6811
                          Attention:  Robert B. Jack, Esq.

or to such other person as ITC designates in writing, delivered to Target in the manner provided in this Section 13.4.

         Section 13.5 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto (and in the case of Sections 4.13 hereof, the persons intended to be benefited thereby) and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

         Section 13.6 Governing Law. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof; provided, however, that the law governing the fiduciary duties of each party hereto and their respective boards of directors and the law governing any other matters of internal corporate goverance of any of Target, Sub or ITC shall be the law of their respective jurisdictions of incorporation.


         Section 13.7 Parties in Interest. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as specifically provided in this Agreement.

         Section 13.8 Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         Section 13.9 Headings and References. The headings of the sections and articles of this Agreement are inserted for convenience of reference only and will not by themselves determine the interpretation of this Agreement. All references herein to sections and articles are to sections and articles of this Agreement, unless otherwise indicated.

         Section 13.10 Entire Agreement. This Agreement, including the ITC Disclosure Schedule and the Target Disclosure Schedule, the schedules and exhibits and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter contained herein, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 13.11    Severability.   If any provision of this Agreement,
or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid and unenforceable provision.

         Section 13.12 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         Section 13.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         Section 13.14 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         Section 13.15 Mutual Drafting. This Agreement is the joint product of Target and ITC, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Target and ITC, and shall not be construed for or against any party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed as of the date and year first written above.



                                    TARGET THERAPEUTICS, INC.

                                    By:________________________________________

                                    Title:_____________________________________





                                    TTI ACQUISITION CORPORATION


                                    By:________________________________________

                                    Title:_____________________________________





                                    INTERVENTIONAL THERAPEUTICS CORPORATION


                                    By:________________________________________

                                    Title:_____________________________________






                                        _______________________________________
                                        Ray H. Dormandy, Jr.



                                        _______________________________________
                                        Julie D. Bell

             STATEMENT PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K

         The following exhibits originally attached have been deleted from this copy of the Agreement and Plan of Reorganization pursuant to Item 601(b)(2) as they do not contain information which is material to an investment decision and which is not otherwise disclosed in the Agreement and Plan of Reorganization or the disclosure document utilized in connection therewith:


Exhibit A            Agreement of Merger -- Summary of the principle terms of the Merger for filing with the California Secretary of State.

Exhibit B            Non-Competition Agreement -- Agreement by which Ray H. Dormandy, Jr. and Julie D.
                     Bell have agreed not to compete with the business of ITC for a specified period of time following the Merger.

Exhibit C            Shareholder Agreement -- Agreement pursuant to which the ITC Shareholders appoint their representative for purposes of administering the escrows and make certain investment representations to Target.

Exhibit D            Protection and Declaration of Inventions -- Declaration pursuant to which
                     ITC's employees agree that the inventions made by them during the course of their employment with ITC belong to ITC.

Exhibit E            Declaration of Registration Rights -- Declaration granting certain registration rights to the former ITC shareholders in connection with the Target Common Stock acquired pursuant to the Merger.

Exhibit F            Opinion of ITC Legal Counsel -- Terms of the legal opinion to be delivered at the Closing by legal counsel to ITC.

Exhibit G            Exchange and Escrow Agreement -- Agreement setting forth the additional administrative terms with respect to the exchange of shares and the administration of the escrow account.

Exhibit H            Opinion of Target Legal Counsel -- Terms of the legal opinion to be delivered at the Closing by legal counsel to Target.

Exhibit I-1 & I-2    Employment Agreements -- Agreements between Target and Ray H. Dormandy, Jr.
                     and Julie D. Bell setting forth certain terms of employment for a specified period of time following the Merger.

         Target hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.